Exhibit 13

ABOUT THE COMPANY

DSG International Limited (the “Company”) is a global company specialized in manufacturing and distribution of disposable baby diapers, training pants and adult incontinence products. The Company now has nine manufacturing plants established in Hong Kong, the United States, England, the People’s Republic of China (“PRC”), Thailand, Indonesia and Malaysia. The Company’s products are marketed and distributed throughout Asia, North America and Europe. Its principal brand names are “FITTI®”, “PET PET®”, “COSIFITS®”, “BABY LOVE®”, “BABYJOY®”, “DISPO 123™”, “HANDY™”, “CERTAINTY®”, “MERIT®” and “DRYPERS®”. These brands are synonymous with high quality and superior value, characteristics that the Company is dedicated to maintaining.

FINANCIAL HIGHLIGHTS

	Year Ended December 31,
	2003	2002	2001	2000	1999
(In US$ million except per share amounts)
Net sales	$218.4	$227.8	$227.8	$157.6	$152.4
(Loss) income from continuing operations(1)	$(8.7)	$(0.4)	$(29.5)	$(0.5)	$0.4
Income from discontinued operations	$—	$17.6	$2.0	$3.5	$4.0
Net (loss) income(1)	$(8.7)	$17.2	$(27.5)	$3.0	$4.4
Shareholders’ equity	$53.1	$59.0	$39.0	$63.4	$70.3
Income (loss) per share
Continuing operations
Basic	$(1.16)	$(0.05)	$(4.39)	$(0.08)	$0.07
Diluted(2)	$(1.16)	$(0.05)	$(4.39)	$(0.08)	$0.07
Discontinued operations	$—	$2.52	$0.29	$0.52	$0.59
Net income (loss) per share	$(1.16)	$2.47	$(4.10)	$0.44	$0.66

(1)	Loss from continuing operations and net loss for the year ended December 31, 2003 includes a charge of $3.9 million related to stock-based compensation expense.

(2)	The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

CONTENTS

THE DSG MANAGEMENT TEAM	3
Executive and Non-Executive Directors of DSG

TO OUR SHAREHOLDERS	4
Report on the highlights of 2003 and the outlook for 2004 by Brandon Wang, Chairman

OPERATIONS	6
Report of DSG’s operations worldwide in 2003

OPERATING AND FINANCIAL REVIEW AND PROSPECTS	9

SELECTED CONSOLIDATED FINANCIAL DATA	25

MANAGEMENT REPORT	27
by Peter Chang, Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	28
by Deloitte & Touche LLP

CONSOLIDATED BALANCE SHEETS	29

CONSOLIDATED STATEMENTS OF OPERATIONS	31

CONSOLIDATED STATEMENTS OF CASH FLOWS	33

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY	35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	36

SHAREHOLDER INFORMATION	63

DSG COMPANIES	64
DSG Corporate addresses worldwide

THE DSG MANAGEMENT TEAM

DSG EXECUTIVE DIRECTORS

Brandon S L Wang
Member of Executive Cabinet, Chairman and Chief Executive Officer

Johnny S L Tsui
Member of Executive Cabinet, Chief Operating Officer of Greater China and Company Secretary

Patrick K Y Tsang
Member of Executive Cabinet and Chief Operating Officer of Europe

Terence Y F Leung
Member of Executive Cabinet

Peter Chang
Member of Executive Cabinet, Chief Financial Officer and Chairman of North American operations

DSG NON-EXECUTIVE DIRECTORS

Anil Thadani
Chairman of Schroder Capital Partners (Asia) Limited, Hong Kong

Owen Price
Formerly Managing Director of Dairy Farm International Holdings, Hong Kong
(retired in 1993)

DSG OFFICERS

George Jackson

Chief Executive of North American operations

Patrick Wong

Chief Operating Officer – South East Asia

Steven Pankow

Executive Vice President of Sales & Marketing of North American operations

TO OUR SHAREHOLDERS

The year 2003 brought with it one of the most difficult competitive environments experienced within our industry in recent history. While the Company was poised for incremental sales and profit growth, competitive pressures impaired our progress to achieve both of those objectives. However our operational objectives at our manufacturing facilities worldwide have been met with greater success. Initiatives relating to cost reductions and the implementation of improved product features across designated product offerings were realized as planned. The success of these initiatives will become the foundation for additional improvements anticipated in the coming year.

Financial Review

Net sales from continuing operations in 2003 of $218.4 million were lower than the comparable period in 2002 of $227.8 million. In 2003, the Company recorded a net loss of $8.7 million compared to a net income of $17.2 million in 2002. The decline in sales in 2003 from 2002 occurred primarily in our North American operations. In North America declines resulted from a loss of branded volume that was not offset by the increase in the private label category. Also declines resulted from an overall reduction of close to 3% of total diaper consumption for the company and the industry as a whole. Net sales reflected a slight improvement over the prior year in all other regions. Despite facing a fierce competitive environment in our Asian region where competitors were willing to sacrifice price and margins to gain market share, our net sales improved.

The Company did not have any discontinued operations in 2003. Income from discontinued operations in 2002 was $17.6 million compared to $2.0 million in 2001. The dominant factor in the 2002 results was due to positive operating results of the Company’s Australian operations, which were sold in the fourth quarter of 2002 and the $14.8 million gain realized on the sale of the Company’s Australian subsidiaries.

Net loss in 2003 was $8.7 million compared to a net income of $17.2 million in 2002. The 2003 decline in net income compared to the previous year is the result of lower sales revenue, higher advertising and promotion costs, the recording of stock based compensation expense and offset by recognition of a gain in 2002 on the sale of the Company’s Australian subsidiaries.

Operations

North America

The Company’s North American operations have made significant progress over the past two years. The manufacturing facilities improved operating efficiencies through integration and rationalization. The overhead structure of the organization has been aligned to be flexible and responsive to the changing business environment. Competitive product offerings are available to consumers and there is a plan for future product development efforts to further improve our products. We expect continued North America improvement and success in the near future as market conditions improve.

Asia

The Asian markets faced its most substantial competitive pressure in 2003. These aggressive competitive conditions resulted in a smaller sales increase in this region as our competitors opted to gain market share by offering heavy price concessions. In an effort to remain competitive the Company will continue to tailor its sales and marketing efforts in these markets in the coming year. Thailand is a proven example of success with this strategy. In 2003, Thailand sales revenue grew by 11%. The planned opening of a new Thailand manufacturing facility in the third quarter of 2004 will help to solidify the Company’s competitive position in this market. The Company anticipates the effectiveness of this tailored sales and marketing approach to further improve results in this region in the coming year as it expects little change in the competitive market conditions.

Europe

In Europe, the Company has scaled back its operations. However, the U.K. operation continues to concentrate on both branded and private label disposable diapers for the U.K. market.

Outlook

The competitive market conditions within our industry in 2003 were difficult to negotiate. However our operations worldwide proved able to endure these conditions by adopting flexible strategies to respond to the changing competitive market pressures. Since these market conditions are expected to remain unchanged in 2004, our operations will attempt to identify opportunities to help gain competitive advantages. Our manufacturing facilities remain committed to producing a low cost high quality product for consumers. The sales and marketing organizations are focused on providing superior service to our customers. The sales and marketing organizations will also strive to better understand their individual markets with the expectation of enhancing our ability to anticipate change in consumer habits and preference for disposable diaper products. Accomplishing these goals will make the Company better prepared to deal with the challenges it will continue to face in 2004 and beyond. I remain confident that the long-term benefits of the aforementioned activities will eventually begin to reward us in our various markets.

On behalf of the entire DSGI management team I thank all shareholders for the continued support of our efforts to improve financial performance.

Brandon Wang

Chairman

OPERATIONS

DSG International Limited and its subsidiaries, first established in Hong Kong in 1973, is one of the world leading companies specialized in manufacturing disposable baby diapers, training pants and adult incontinence products. The Company now operates nine manufacturing facilities in North America, Asia and Europe with extensive distribution activities around the world.

The principal raw materials for the Company’s disposable products are fluff wood pulp and super absorbent polymer. Other raw materials include polyethylene back-sheets, cloth-like breathable back-sheets, polypropylene non-woven liners, adhesive closure tapes, mechanical closure tapes, hot melt adhesive, elastic, aloe vera and tissue.

There are different marketing and distribution strategies for each geographic segment of the Company, however, the Company’s fundamental strategies are:

•	producing high quality and value-added products for consumers.

•	providing healthy profit margins to distributors and retailers.

•	low cost manufacturer with continuous improvement.

•	responding intelligently to change in the marketplace.

NORTH AMERICA

During the year, the Company continued its effort to strengthen the North American operations. All the programs, systems and other measures put in place to improve productivity, efficiency, product quality, customer service and operational effectiveness have shown positive results. However, the improvement was negated by the impact of unutilized manufacturing capacity caused by the continued decline of the disposable diaper category and strategic decisions made by the Company to focus its energy on private label opportunities and away from the declining proprietary brand opportunities. The Company has taken steps to reduce this over capacity and focus on improved productivity per person. The Company should see positive improvement in 2004.

Net sales for the year 2003 were $152.5 million compared with $161.5 million in 2002. The decrease in 2003 sales was attributable to the Company’s decision to exit lower margin business in the proprietary branded baby products sector and the continued decline in overall category dollar sales driven by the intense retail price war and reduced price spreads between the private label and the national brands. Operating income decreased by $1.1 million in year 2003 versus 2002. An overall reduction in net sales for private label and proprietary brands attributed to the Company carrying excess manufacturing capacity. In addition, the Company invested significantly in product materials and formulation to continue to keep pace with changes in the marketplace and to exceed consumers wants for more supreme like features.

The Company continued to expand its private label diaper and training pant business, while maintaining several key customers and markets on their branded business. Their FITTI® brand remains very strong in the leading U.S. retail markets of New York and New Jersey. On the private label side, the Company continued to strengthen its existing private label partnerships with major retailers like Wal-Mart USA, Wal-Mart Canada, Kroger, Walgreens, A&P, Meijer and Aldi. The Company has expanded its base of private label products by adding new distribution points with Wal-Mart USA. The Company continued to add new products in the area of disposable baby products. Included were new diapers with a wide “stretch-ear” fastening system and a Dry-Lock™ dryness layer and the first training pant with the unique

“back tag” feature. A cloth-like breathable back-sheet, a consumer preferred feature was added as a standard feature on all baby products. Significant changes in materials and product formulation were made to provide faster absorbing and dryer-to-the-touch products. The Company will continue to target other major retailers to establish new profitable private label partnerships in all of its product categories.

In the adult incontinence area, the Company continued to pursue the strategy of providing key retailers, institutions and consumers with product technology that is superior to what other manufacturers currently offer. The first jumbo pack “value” tier fitted briefs introduced by the Company in 2001 for the private label retailers has been well embraced by the consumers. As the result of this success, the Company is focusing its efforts to bring new programs to more retailers and their primary institutional provider.

In line with the Company’s global fundamental marketing strategies, the Company’s North American operations provide its customers high quality products and superior service with satisfactory profit margin.

The Company’s principal brand names in North America are DRYPERS® and FITTI® for disposable baby diapers and training pants.

ASIA

2003 was a challenging year for the Company in Asia. Due to a fierce competitive environment and the outbreak of Severe Acute Respiratory Syndrome (“SARS”), net sales in 2003 increased marginally by $0.2 million to $62.4 million. Due to the economic downturn and a drop in birth rate in Hong Kong and Singapore, the sales in these markets were negatively impacted and declined. However, the Company still recorded double digit sales growth in the People’s Republic of China (“PRC”) market due to the strong economic growth in spite of the intense competition. In 2003, sales in Thailand experienced a double-digit growth but were offset by a shortfall in the Malaysian and Indonesian markets due to intense competition. The Company increased its efforts in 2003 to build brand value in Asian markets with specifically targeted marketing and sales programs in the face of continue aggressive price discounting of competitive brands.

In the Asian market the Company provides consumers with a different range of products with price differentiation to maintain its competitiveness against other local brands. The Company also has flexibility in tailoring packaging, brand and product features to coincide with advertising and promotional activities. This feasibility helps to cope with different demands in various markets in the region. Although competition and pricing pressure has become more intense in the region, the Company believes that there is great potential for sales growth due to projected population growth figures and anticipated favorable currency rates. As a pioneer in the region, the Company has an advantage in entering and expanding in these markets by encouraging disposable diaper usage and establishing its brands at an early stage through strategic advertising and promotional activities.

The Company’s major brands for disposable baby diapers in Asia are FITTI®, PET PET®, COSIFITS®, FITTI® Basic, BABY LOVE® and BABYJOY®. Besides, the Company manufactures private label disposable baby diapers for some reputable retailers. The Company also produces and distributes adult incontinence products in Asia under the brand names DISPO 123™, HANDY™ and CERTAINTY®.

EUROPE

The Company’s net sales in Europe were $3.5 million in 2003 compared to $4.1 million in 2002. The Company has scaled back its operations in Europe, but continues to market branded and private label disposable baby diapers. Operating loss for the year 2003 was $0.9 million which approximated the 2002 operating loss.

The Company’s brands in Europe for baby diapers are FITTI®, COSIFITS® and CARES®. The Company believes that the presence of its branded and private label disposable baby diapers in the United Kingdom can be maintained, but continues to evaluate its market strategy in this region. The Company acknowledges that based on the current size of its operations it will be difficult to penetrate the market share of Procter & Gamble and Kimberly-Clark.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis should be read in conjunction with the selected consolidated financial data and the consolidated financial statements and related notes which appear elsewhere in this Annual Report.

General

The Company’s revenues are primarily derived from the manufacture and sale of disposable baby diapers, training pants and adult incontinence products in North America, Asia and Europe, both under its own brands and private label brands of major retailers.

The Company is not taxed in the British Virgin Islands where it is incorporated. The Company’s subsidiaries are subject to taxation in the jurisdictions in which they operate.

The consolidated financial statements of the Company are prepared in U.S. dollars, and the majority of its revenues are received and expenses are disbursed in U.S. dollars. Because certain of the Company’s subsidiaries account for their transactions in currencies other than U.S. dollars, the consolidated balance sheets contain foreign currency translation adjustments and the consolidated statements of operations contain realized exchange gains and losses due to exchange rate fluctuations.

The Company sold its Australian operations in December 2002. Consequently, the results of the Company’s Australian subsidiaries are presented as discontinued operations. References to the Company refer to its continuing operations, with the exception of the discussions regarding discontinued operations below.

Industry Trends

The Company believes that the most significant industry trends are:

•	fluff wood pulp costs and other raw material costs had edged up in 2003. It is anticipated that these raw material costs will continue to increase in 2004. The margin may be adversely affected if selling prices are not adjusted or if such adjustments significantly trails the cost increases;

•	increasing demand for cloth-like breathable back-sheet, elasticated ear patch with mechanical closure system, and thin absorbent core products, which the Company is meeting through machine modifications and product development effort;

•	the domination of industry leaders in most of the markets putting pressure on retailers’ margins, which the Company is finding difficult to respond to by providing retailers with higher profit margins in the current highly competitive market conditions.

The Company is unable to predict whether the industry trends noted above would have a material effect on its future financial condition or results of operations and, if so, whether such an effect will be positive or negative.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Forward-looking Statements

Certain written and oral statements made by the Company and its management may be considered “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this Annual Report on Form 20-F, public releases of information and other filings with the Securities and Exchange Commission. Generally, words such as “anticipate”, “estimate”, “will”, “project”, “expect”, “believe” and similar expressions identify forward-looking statements. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience or our present expectations. Therefore, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk Factors

Among the factors that have a direct effect on the results of operations and financial condition of the Company are the following:

1.	Raw Material Cost

The Company has seen a significant price increase, in the range of 5% to 7%, among the major raw materials in 2003. It is anticipated that these raw material costs will continue to increase in 2004, particularly the woodpulp, super absorbent polymer and polypropylene, at the same pace as 2003. The operating results in all of our segments were affected adversely by this factor. Most raw materials used by the Company are commodities which are subject to price volatility caused by many unpredictable factors. In addition to, maintaining multiple sourcing, the Company has entered into various short-term supplying contracts to effectively manage the volatility on inventory supply and the pricing. While the Company continues to implement programs to drive the cost out, it is difficult to predict that these measures are adequate to offset the raw material increases in the future.

2.	Branded Product Innovation

Patents and other intellectual property rights are an important competitive factor in the disposable diaper industry, mostly because of the industry emphasis on product innovations. Patents held by main competitors could severely limit the Company’s ability to keep up with branded product innovations, by prohibiting the Company from marketing product with comparable features.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

3.	Pricing and Volumes

The market position of the Company’s main global competitors, The Procter & Gamble Company (“P&G”) and Kimberly Clark Corporation (“KC”), relative to the Company, varies from one geographic area to another; but due to their substantial financial, technical, marketing, manufacturing, logistics and personnel resources, both of these major competitors have the ability to exert significant influence in price and volume, and gain substantial market share in any of their markets. The Company has to respond to various marketing initiatives from its competitors. Initiatives such as frequent changes of piece count in the packages, have forced the Company to shorten the packaging life cycle in both its branded and private label business. The frequencies of pricing promotions along with product upgrades have increased particularly in the Company’s Asian markets. All of these activities have resulted in higher costs to the Company that impacted both its selling price and sales volumes in its markets. These market conditions may continue to have an adverse effect on the Company’s ability to realize the targeted selling price and maintain desired sales volumes.

4.	Increased Cost

On May 21, 2001, the Company entered into an agreement with P&G to settle any potential liability of the Company which may have existed with respect to any past infringement on P&G patents prior to January 1, 2001 and to agree on royalty payments relating to sales on certain of the Company’s products in the Asian Pacific and Australian region after December 31, 2000. A similar agreement with P&G was entered into in 1998 relating to the North American region that provides for payments of royalty fees based on a percentage of certain products sold after December 31, 1997 within the North American region.

On September 12, 2003, the Company entered into another agreement with P&G to resolve any possible dispute between the parties related to a patent. This agreement grants a royalty bearing non-exclusive rights to use certain features for certain products produced by the Company’s North American region. The royalty fee is calculated based on percentage of the products sold.

The Company believes that the royalty being charged by P&G under its respective license agreements is approximately the same royalty that will be paid by its major competitors for similar patent rights. However, these royalties will continue to have an adverse impact on the Company’s future financial condition and results of operations as compared to pre-settlement.

5.	Increased Financial Leverage

The Company has short and long-term debt of $36.0 million, bearing various interest rates as of December 31, 2003.

The existing level of the Company’s financial leverage as described above, could adversely affect the Company’s ability to obtain additional financing for working capital, acquisitions or other purposes and could make the Company more vulnerable to economic crisis in the different geographical markets and to competitive pressures from its main competitors.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

As a substantial portion of the Company’s available cash from operations will have to be applied to meet debt service requirements (see Notes 11 and 12), the Company’s liquidity could be affected as well as its ability to fund capital expenditures. Notwithstanding, the Company believes that its cash flow from operations and other sources of liquidity will be adequate to meet its requirements for working capital, capital expenditures, interest payment and scheduled principal payment for the foreseeable future. However, if the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or obtain additional financing. There is no assurance that this additional financing could be obtained or if obtained would be on terms favorable for the Company.

6.	Litigation Risk

As the Company operates in an industry in which patents are numerous and are enforced vigorously, the Company and its subsidiaries are from time to time involved in legal matters. The Company is currently not defending itself in any significant litigation matters. Although it cannot be certain, in management’s opinion, none of the legal proceedings in which the Company is currently involved, individually or in the aggregate, is expected to have a material adverse effect on the Company’s business, financial condition or results of operation.

Related Party Transactions

During 2003 Mr. Brandon Wang, the Company’s Chief Executive Officer, and a Trust controlled by him repaid the entire shareholder loan, which had an outstanding balance of $8.6 million on December 31, 2002. To repay the shareholder loan, Mr. Wang used funds from a shareholder dividend paid by the Company in March 2003, shares sold back to the Company and net proceeds from the sale of his London residence.

On March 19, 2003, 375,000 restricted shares were granted to Mr. Wang under the Company’s Equity Participation Plan. These restricted Ordinary Shares were considered bonus shares that had a six-month vesting period from the date of grant. After expiration of the vesting period on September 23, 2003, Mr. Wang sold these restricted Ordinary Shares back to the Company at the prevailing market price of $7.01 per share. Mr. Wang received payment of $5.00 per share ($1.875 million) at the time of the share repurchase. The Company has a remaining balance of $754,000 due Mr. Wang on the 375,000 restricted Ordinary Shares of $2.01 per share as of year ended December 31, 2003.

On March 20, 2003, the Board of Directors of the Company authorized the purchase of the London residence of Mr. Wang, for its fair market value of $12.3 million as determined by an independent appraiser. The net proceeds of this transaction of $5.7 million was used by Mr. Wang to repay a portion of the shareholder loan due to the Company. The Board of Directors authorized Mr. Wang and his wife’s use and lease of this London property from the Company at a market rate determined by an independent appraiser of $36,000 per month.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

During 2003, 2002 and 2001, Mr. Wang and a trust controlled by him repaid $8.6 million, $4.1 million and $3.9 million, respectively, to the Company. In 2002 and 2001, the Company advanced $1.9 million and $3.0 million, respectively, to Mr. Wang and to a trust of which he is a beneficiary. These advances were made under a loan and security agreement in which the Company agreed to make loans to Mr. Wang from time to time, subject to any limit on such loans which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes bearing interest at a rate equal to 1.5% over LIBOR or such other rate that the Board of Directors and the borrower shall agree in writing. Interest of $81,000, $230,000 and $445,000 was charged on these advances in 2003, 2002 and 2001, respectively.

As a result of these series of transactions and the remaining payable balance of $754,000 due to shares repurchased from Mr. Wang, the Company had a balance of $1.2 million payable to Mr. Wang and a Trust controlled by him as of December 31, 2003. At December 31, 2002, the Company classified the balance owed by Mr. Wang and a Trust controlled by him of $8.6 million as a reduction from shareholders’ equity.

Results of Operations

1.	Overall

On November 11, 2002, the Company entered into a definitive agreement to sell its Australian subsidiaries effective November 1, 2002 and the sale was completed on December 6, 2002. Accordingly, the operating results of the Australian subsidiaries for the ten-months ended October 31, 2002 have been segregated from the Company’s continuing operations and reported as a separate line item on the consolidated statement of operations in 2002. The Company has also recast its 2001 consolidated financial statements to present the operating results of these subsidiaries as discontinued operations.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The following table sets forth the percentage of net sales represented by the specified components of income and expense for the years ended December 31, 2003, 2002 and 2001:

	Year Ended December 31,
	2003	2002	2001
Net sales	100.0%	100.0%	100.0%
Cost of sales	75.2	74.8	78.3

Gross profit	24.8	25.2	21.7
Selling, general and administrative expenses	(27.4)	(23.5)	(25.7)
Restructuring costs and impairment loss	—	(0.6)	(2.8)
Gain (loss) on disposals of property, plant and equipment	(0.1)	0.1	(0.1)
Settlement of legal cases	—	—	(2.0)
Loss on disposal of subsidiaries	—	—	(0.3)

Operating income (loss)	(2.7)	1.2	(9.2)
Interest expense	(0.7)	(0.9)	(2.0)
Interest income	0.1	0.1	0.3
Exchange gain (loss)	0.2	0.2	(1.2)
Other income (expense), net	0.1	—	(0.2)

Income (loss) from continuing operations before income taxes and minority interests	(3.0)	0.6	(12.3)
Provision for income taxes	(0.5)	(0.2)	(0.5)
Minority interest	(0.5)	(0.5)	(0.2)

Loss from continuing operations	(4.0)	(0.1)	(13.0)
Discontinued operations
Income from discontinued operations before income taxes (including gain on disposal of 6.8% in 2002)	—	8.3	0.9
Provision for income taxes (including tax on gain on disposal of 0.3% in 2002)	—	(0.6)	—

Income from discontinued operations	—	7.7	0.9

Net income (loss)	(4.0)%	7.6%	(12.1)%

2.	Comparison of 2003, 2002 and 2001

Net sales of the Company in 2003 from the continuing operations were $218.4 million which was 4.1% lower than last year. The majority of the decline was in the Company’s North American business due to the decrease in branded label business that declined at a faster pace than the increase in private label business. The sales in Greater China (the PRC and Hong Kong) had a moderate growth of 12% in 2003. The sales growth in South East Asian markets was flat. Sales in the Thailand market showed remarkable growth but this was offset by sales declines of 9% due to intense pricing competition in the Malaysian and Indonesian markets. The volume continued to decrease by 10% in European markets in 2003.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The Company’s gross profit margin in 2003 from the continuing operations declined by 0.4% to 24.8% from 25.2% in 2002. The decline is attributable to the combination of lower sales volume and an unfavorable sales mix to lower margin products, especially in the North American business. Selling, general and administrative expenses as a percentage of net sales from continuing operations increased by 3.9% from 23.5% to 27.4% in 2003. This increase was mainly due to additional charges to the Company’s stock-based compensation expense of $3.9 million, transaction costs incurred on the purchase of the London property of $496,000 and a television advertising campaign of $1.5 million in the PRC.

The Company incurred an impairment loss of $78,000 on long-lived assets related to assets-held-for-sale in the North American operations in 2003 (see Notes 3 and 9 to the Company’s consolidated financial statements). Debt levels increased from $24.3 million as of year ended December 31, 2002 to $36.0 million as of year ended December 31, 2003. However, the interest expense decreased to $1.5 million in 2003 from $2.0 million in 2002 due to lower borrowing rates and the fact that debt levels were increased in the fourth quarter of 2003.

The Company’s net sales from the continuing operations in 2002 were $227.8 million which was equivalent with the corresponding period in 2001. The sales growth in North American and South East Asian markets were predominantly offset by the shortfall in the Company’s Greater China (the PRC and Hong Kong) markets and to a lesser extent by volume decreases in the European market due to the divestiture in 2001. The markets in both PRC and Malaysia were softened due to shifts in demand for product created by significant competitive pricing pressure from brand market leaders.

The Company’s gross profit margin from the continuing operations improved by 3.5% from 21.7% in 2001 to 25.2% in 2002. The improvement was primarily due to the elimination of excess production capacity and manufacturing overhead in the North American operations that resulted from the 2001 Drypers acquisition and improved manufacturing efficiencies in the South East Asian operations. Selling, general and administrative expenses as a percentage of net sales from the continuing operations reduced to 23.5% in 2002 compared with 25.7% in 2001 due to cost reduction efforts associated with completing the integration of the Drypers business into the Company’s North American operations. The Company recorded a $1.4 million impairment loss on long-lived assets related to the U.K. operations, Drypers trademarks and assets held-for-sale in the North American operations. The Company’s interest expense from the continuing operations in 2002 reduced significantly to $2.0 million from $4.4 million in 2001 due to reduced debt levels associated with the Drypers acquisition.

Net income from discontinued operations in 2002 was $17.6 million compared with $2.0 million in 2001. The Company realized a $14.8 million gain on the disposal of its Australian subsidiaries, which is equivalent to 6.8% of net sales. Including discontinued operations, the net income in the year 2002 was $17.2 million compared with a net loss of $27.6 million in 2001.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Discontinued Operations

The operating results from the discontinued operations of the Company’s Australian subsidiaries for the ten months period ended October 31, 2002 and the year ended December 31, 2001 were as follows:

	For the period January 1 to October 31, 2002	December 31 2001
	(Dollars in thousands)
Net sales	$38,445	$39,342
Cost of sales	(28,170)	(30,296)

Gross profit	10,275	9,046
Selling, general and administrative expenses	(6,467)	(6,754)
(Loss) gain on disposals of property, plant and equipment	(3)	6

Operating income	3,805	2,298
Interest expense	(305)	(254)
Interest income	12	34
Exchange gain	8	5
Gain on disposal	15,525	—
Other expense, net	(68)	(90)

Income before income taxes	18,977	1,993
Provision for income taxes (including tax on gain on disposal of $692 in 2002)	(1,377)	(27)

Net income from discontinued operations	$17,600	$1,966

The net sales of the Company’s discontinued operations in Australia in 2002 were $38.4 million which reflect operating results for the 10 months ended October 31, 2002. Gross profit margin in 2002 was 26.7% compared with 23.0% in 2001. Selling, general and administrative expenses as a percentage of net sales was 16.8% in 2002 compared with 17.2% in 2001. As a result, operating income as a percentage of net sales in 2002 was 9.9% compared with 5.8% in 2001.

Geographic Segment Information

As the results of the Company’s operations differ significantly from one market to another, the following discussion considers the Company’s results in each of the geographic regions in which it operates. The tables below set forth the Company’s net sales and operating income in each geographic region in 2003, 2002 and 2001, and the percentage change over the preceding period:

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

1.	North America

	Year Ended December 31,			Increase/(Decrease)
	2003	2002	2001	2003	2002	2001
	(Dollars in thousands)
Net sales	$152,534	$161,528	$158,568	(5.6)%	1.9%	84.9%
Operating income (loss)	3,239	4,290	(8,849)	(24.5)	—	—

The Company’s net sales were $152.5 million in 2003 compared with $161.5 million in 2002. Gross profit margin was 20.6% in 2003 compared with 22.5% in 2002. This decline is attributed to excess manufacturing capacity and the Company’s investment in the enhancement of product features and performance to meet competitive offerings in the marketplace. Selling, general and administrative expenses as a percentage of net sales in 2003 decreased to 19.0% from 19.9% a year ago. This decrease was attributable to the decrease in net sales as overall expenses fell year on year. Operating income for the year 2003 decreased by $1.1 million from the previous year to operating income of $3.2 million.

The Company’s net sales were $161.5 million in 2002 compared with $158.6 million in 2001. Gross profit margin was 22.5% in 2002 compared with 19.1% in 2001. In 2002, the Company aligned its manufacturing capacity with its net sales and focused on improvement to its manufacturing processes. This contributed to increased gross margin from the prior year. General and administrative expenses as a percentage of net sales in 2002 decreased to 19.9% from 24.1% a year ago. This decrease was attributable to the reduction of certain costs associated with completing the integration of the Drypers business into the Company’s North American operations, the reduction in bad debt expense related to a write off of $800,000 related to Ames Department Stores in 2001 and the overall reduction in administrative expenses in 2002. Operating income for the year 2002 increased by $18.6 million from the previous year’s loss to an operating profit of $4.3 million.

2.	Asia

	Year Ended December 31,			Increase/(Decrease)
	2003	2002	2001	2003	2002	2001
	(Dollars in thousands)
Net sales	$62,351	$62,138	$62,976	0.3%	(1.3)%	13.4%
Operating income	2,317	4,543	5,119	(49.0)	(11.3)	11.1

The Company’s net sales in Asia increased marginally by 0.3% to $62.4 million in 2003. The lower baby birth rates and outbreak of SARS in Asia adversely impacted the sales in Hong Kong and Singapore. However, the sales in the PRC and Thailand recorded double-digit growth in 2003. The Company’s sales in the Malaysian market were negatively affected by intense price competition. However, the Company improved the gross profit margin in Malaysian operation by 1.9% in 2003 to 34.5% as a result of improved production efficiencies. On the other hand, selling, general and administrative expenses as a percentage of net sales increased to 30.8% in 2003 from 25.3% last year mainly due to increased advertising expenses of $2.0 million to build brand awareness in the PRC market. As a result, the operating income decreased by 49.0% to $2.3 million in 2003 from $4.5 million last year.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The Company’s net sales in Asia decreased by 1.3% to $62.1 million in 2002 compared to $63.0 million in 2001. The sales momentum continued in the Thailand and Indonesian markets but was offset by the shortfall in the Greater China and Malaysian markets due to the intense competition. The Company’s gross profit margin in 2002 was 32.6%, an improvement of 4.0% over prior year. The improvement was due to the completed localization of production facilities in the region in 2002. Selling, general and administrative expenses as a percentage of net sales in 2002 was 25.3% compared to 20.5% in 2001 due to the higher level of advertising programs spending in the PRC and Malaysian markets. Operating income for the year 2002 was $4.5 million, a drop of 11.3% compared to prior year.

3.	Europe

	Year Ended December 31,			Increase/(Decrease)
	2003	2002	2001	2003	2002	2001
	(Dollars in thousands)
Net sales	$3,525	$4,131	$6,225	(14.7)%	(33.6)%	(62.3)%
Operating loss	(929)	(876)	(2,033)	6.1	(35.6)	(14.3)

The Company’s net sales in Europe were $3.5 million in 2003 compared to $4.1 million in 2002. The Company has scaled back its operations in Europe, but continues to market branded and private label disposable baby diapers in the United Kingdom. The Company’s operating loss for the year 2003 was $0.9 million which increased 6.1% compared with last year.

The Company’s net sales in Europe were $4.1 million in 2002 compared to $6.2 million in 2001. The Company has scaled back its operations in Europe, but continues to market branded and private label disposable baby diapers in the United Kingdom. Operating loss for the year 2002 was $0.9 million compared with an operating loss of $2.0 million in 2001.

4.	Corporate

	Year Ended December 31,			Increase/(Decrease)
	2003	2002	2001	2003	2002	2001
	(Dollars in thousands)
Operating loss	$(10,453)	$(5,341)	$(5,244)	95.7%	1.8%	5.2%

The Company’s operating loss in corporate expense was $10.5 million in 2003 compared to $5.3 million in 2002. The increase was primarily due to a stock based compensation charge of $3.9 million in 2003 for the executive directors and officers and transaction costs of $0.5 million incurred for the purchase of the London residence property.

The Company’s operating loss in corporate expense was $5.3 million in 2002 compared to $5.2 million in 2001. The increase was primarily due to an impairment loss of $160,000 provided for the Company’s U.K. operation at the corporate level after impairment assessment.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

5.	Shanghai, PRC joint venture

Year Ended December 31, 2003
(Dollars in thousands)
Operating loss	$(236)

In April 2003, the Company entered into a joint venture agreement with Mitsubishi Corporation and Japan Absorbent Technology Institute of Japan to establish a manufacturing facility in Shanghai, PRC. The joint venture will engage in manufacturing disposable hygiene related products. The Japanese joint venture partners will provide the proprietary patents, related technology and certain raw materials. The invested capital of the investment is $5.0 million and the Company owns a 75% interest in the joint venture company.

The Company is accounting for the operation of the joint venture on a consolidated basis of accounting.

In 2003, the Company’s joint venture in Shanghai, PRC had a loss of $236,000 related to expenditures for office rental, personnel and traveling expenses during the initial set up stage of operations.

Liquidity and Capital Resources

The Company has cash and cash equivalent of $20.3 million at the year ended 2003, a decrease of $11.2 million from $31.5 million in 2002. The cash and cash equivalents were held by individual operations of the Company in their local currencies and were from time to time invested in interest bearing deposit accounts. The Company did not use any financial instruments for hedging.

Net cash provided by operating activities from continuing operations in 2003 was $2.0 million, including non-cash items of depreciation and amortization charge, provision for doubtful debts and stock-based compensation of $8.0 million, $1.2 million and $3.9 million, respectively. The decrease in cash flows was derived from a net increase in working capital components of $2.7 million from continuing operations in 2003 primarily due to a decrease in accounts payable and income tax payable of $7.5 million and $1.1 million, respectively, during 2003 and had offset by a reduction of inventories by $3.0 million and increase in accrued expenses of $1.0 million as of December 31, 2003.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Net cash used in investing activities from continuing operations in 2003 was $19.7 million. The Company invested $24.3 million in capital expenditures for the purchase of land in Thailand and Shanghai, PRC totaled $0.7 million, the purchase of the London property for $12.3 million, building construction-in-progress in Thailand of $0.5 million, and $5.8 million was used for the additions and modifications to machinery and equipment in the Company’s various continuing operations. In April 2003, the Company entered into a joint venture agreement with Mitsubishi Corporation and Japan Absorbent Technology Institute of Japan to establish a manufacturing facility in Shanghai, PRC. The joint venture will engage in manufacturing disposable hygiene related products. The Japanese joint venture partners will provide the proprietary patents, related technology and certain raw materials. The paid up capital of the investment is $5.0 million and the Company owns a 75% interest in the joint venture company. In 2003, the Company acquired a land use right in Waigoaqiao, Shanghai for $1.2 million and commenced construction of the manufacturing equipment with down payments of $3.8 million. The Company commenced the building construction in 2004. The total capital commitment for the construction of the machine equipment and building is $11.7 million as of December 31, 2003. In August 2001, the Company signed a license agreement to purchase a license use right for $2.5 million from the Japanese joint venture partners for the right to manufacture and use technology know-how and distribute and sell the products in certain territories for a 20 years period from the first payment in 2002. Royalty payments on products manufactured and sold by the joint venture are also required. As of year ended December 31, 2003, the Company has paid a total of $1.5 million deposit for the license rights and recorded this amount as other assets in the consolidated balance sheet. The remainder of $1.0 million will be paid in 2004 and 2005. Amortization of the license use right is based on the remaining life span of 20 years commencing from the date of the first royalty payment. In addition, the Japanese joint venture partners invested $1.3 million as a capital contribution in the joint venture company in 2003. The Company received full payment of shareholder loan of $8.6 million from Mr. Wang, the Chief Executive Officer of the Company, during 2003. The Company also paid a dividend of $5.7 million in 2003.

The Company utilized $15.6 million in short-term bank credit lines out of total available credit facilities of $32.3 million from continuing operations as of December 31, 2003. Short-term bank borrowings increased by $4.9 million in 2003 versus a decrease of $11.8 million during 2002. In addition, the Company increased long-term debts by $12.4 million but repaid $5.8 million during 2003. The weighted average interest rate on borrowings at the year ended 2003 was 5.45% (5.97% in 2002). The Company repurchased 905,800 Ordinary Shares for a total consideration of $5.3 million during 2003 of which 375,000 Ordinary Shares for consideration of $2.6 million were from Mr. Wang and the remainder were repurchased from an independent private investor. As a result of series of transaction and shares repurchase, the Company had a balance of $1.2 million payable to Mr. Wang and a trust controlled by him as of December 31, 2003.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Contractual Obligations and Commitments

As of the year ended December 31, 2003, the Company’s contractual obligations and commitments were summarized as follows:

	Payment due by year
	Total	2004	2005	2006	2007	2008 and thereafter
	(Dollars in thousands)
Short-term borrowings	$15,583	$15,583	$—	$—	$—	$—
Long-term debt	20,382	6,215	2,169	2,670	220	9,108
Operating leases	5,860	2,182	1,608	1,262	729	79
Purchase of license use right	1,000	500	500	—	—	—
Joint venture investment	11,736	11,462	274	—	—	—
Investment in PRC	1,127	—	1,127	—	—	—
Capital expenditures	2,750	2,750	—	—	—	—
Raw materials purchase obligations	10,356	10,356	—	—	—	—

Total	$68,794	$49,048	$5,678	$3,932	$949	$9,187

Over the last few years, the Company’s cash requirements have been primarily provided by internally generated funds and bank borrowings. In the opinion of the Company, the cash on hand of $20.3 million plus expected cash flow from operating activities is sufficient to fund its liquidity, contractual obligations and commitments needs for the next twelve months. However, the Company may require additional borrowings in order to finance expansion in Thailand and Shanghai, capital expenditure for the joint venture investment in Shanghai and additions and modifications to machinery and equipment, other investments or other business requirements.

Accounting Changes

New accounting standards adopted – The provisions of Emerging Issues Task Force (“EITF”) No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)”, were adopted during 2002. The adoption of EITF No. 01-9 resulted in the reclassification of certain sales incentives previously classified as selling expenses to reductions from sales. These changes had no effect on the Company’s operating results. The amount of sales incentives included as a deduction from sales in accordance with EITF No. 01-9 was $21.5 million, $25.0 million and $26.7 million for the years ended December 31, 2003, 2002 and 2001, respectively.

In addition, as described in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets”, and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

New accounting standards – In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement addressed the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted this standard on January 1, 2003. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial position or results of operations.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. This statement also established that fair value is the objective for initial measurement of the liability and the liability should be measured at fair value only when the liability is incurred. The Company adopted SFAS No. 146 effective January 1, 2003. The adoption of SFAS No. 146 did not have an impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires companies to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 provides specific guidance identifying the characteristics of contracts that are subject to its guidance in its entirety from those only subject to the initial recognition and measurement provisions. The recognition and measurement provisions of FIN 45 were effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company adopted FIN 45 effective January 1, 2003. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

The Company applied SFAS No. 123, “Accounting for Stock-Based Compensation”, to account for its stock-based compensation plans in 2003. Under this method accounting and disclosure requirements using a fair-value base method of accounting for stock-based employee compensation plans is used. Compensation expense attributable to fixed stock awards is recognized on a straight-line basis over the related vesting period.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation and Disclosure”, which amends SFAS No. 123 and provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have a material impact on the Company’s consolidated financial position or results of operations. In addition SFAS No. 148 amends the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements which are included in the notes to these consolidated financial statements.

The Company adopted the SFAS No. 148 “Accounting for Stock-Based Compensation and Disclosure” in conjunction with the grant of the restricted shares and stock options. The fair value of the restricted shares and stock options were estimated using the Black-Scholes Model. The assumptions used in the model included: fair market value of the Company shares at the date of grant of $3.72 per share, volatility rate of 90%, dividend yield of 0% for all periods, discount rates of 1.0% and 1.62% and vesting periods from six months to two years. As a result, the total stock-based compensation expense of the Plan was $4,371 and $427 for the restricted share and stock options respectively. Stock-based compensation expense of $3,733 and $168 for the restricted shares and stock options, respectively was charged in 2003 and deferred stock-based compensation of $638 for restricted shares was outstanding as of year ended December 31, 2003.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, which interprets Accounting Research Bulletin 51, “Consolidated Financial Statements”, and requires consolidation of certain entities in which the primary beneficiary has a controlling financial interest despite not having voting control of such entities. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 did not have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity classified as liabilities, or assets in some circumstances. This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

Significant Accounting Policies

The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. On an on-going basis, the Company evaluates its estimates and judgments, including those related to bad and doubtful debts, inventories, income taxes, impairment of assets, intangible assets and litigation. The Company bases its estimates and judgments on historical experience and on various other factors that the Company believes are reasonable. Actual results may differ from these estimates under different assumptions or conditions.

The following significant accounting policies encompass the more substantial judgments and estimates used in the preparation of the Company’s consolidated financial statements.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS - (Continued)

Bad and doubtful debts – The Company maintains allowances for its bad and doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers changed, changes to these allowances may be required, which would impact the Company’s future operating results.

Inventories – Inventories, consisting of finished goods, raw materials and packaging materials, are stated at the lower of cost or market with cost determined using the first-in, first-out method. The Company makes certain obsolescence and other assumptions to adjust inventory based on historical experience and current information. The Company writes down inventory for estimated obsolete or unmarketable inventory equal to the difference between the costs of inventory and estimated market value, based upon assumptions about future demand and market conditions. These assumptions, although consistently applied, can have a significant impact on current and future operating results and financial position.

Income taxes – The Company records a valuation allowance to reduce its deferred tax assets to the amount that the Company believes is more likely than not to be realized. In the event the Company was to determine that it would be able to realize its deferred tax assets in the future in excess of its recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Impairment of assets – Effective from January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, issued by FASB. In accordance with the guidelines of this accounting standard, goodwill and indefinite-lived intangible assets are no longer amortized, and instead, are assessed for impairment on at least an annual basis. Purchased intangible assets other than goodwill and indefinite-lived intangible assets are amortized over their estimated useful lives, and reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. As a result, declines in fair value of long-term assets would result in impairment charges which would impact future operating results.

Litigation – The Company records contingent liabilities relating to litigation or other loss contingencies when it believes that the likelihood of loss is probable and the amount of the loss can be reasonably estimated. Changes in judgments of outcome and estimated losses are recorded, as necessary, in the period such changes are determined or become known. Any changes in estimates would impact its future operating results. Significant contingent liabilities, which the Company believes are at least possible, are disclosed in the Notes to the consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except per share amounts)

	Year Ended December 31,
Statement of Operations Data	2003	2002	2001	2000	1999
Net sales(1)	$218,410	$227,797	$227,769	$157,613	$152,355
Cost of sales	164,310	(170,422)	(178,413)	(117,711)	(112,259)

Gross profit	54,100	57,375	49,356	39,902	40,096
Selling, general and administrative expenses(2)	(59,815)	(53,613)	(58,561)	(37,569)	(38,405)
Restructuring costs and impairment loss	(78)	(1,390)	(6,356)	—	—
Gain (loss) on disposals of property, plant and equipment	(269)	244	(199)	223	921
Settlement of legal cases	—	—	(4,575)	—	—
Gain (loss) on disposal of subsidiaries	—	—	(672)	214	—

Operating income (loss)	(6,062)	2,616	(21,007)	2,770	2,612
Interest expense	(1,514)	(1,966)	(4,398)	(1,471)	(2,083)
Interest income	319	328	677	816	751
Exchange gain (loss)	536	506	(2,801)	(1,329)	(1,068)
Other income (expense)	44	(68)	(459)	45	562

Income (loss) from continuing operations before income taxes and minority interest	(6,677)	1,416	(27,988)	831	774
Provision for income taxes	(1,016)	(502)	(1,117)	(1,255)	(191)
Minority interest	(987)	(1,269)	(424)	(141)	(122)

(Loss) income from continuing operations	(8,680)	(355)	(29,529)	(565)	461
Discontinued operations
Income from discontinued operations before income taxes (including gain on disposal of $15,525 in 2002)	—	18,977	1,993	3,830	4,770
Provision for income taxes (including tax on gain on disposal of $692 in 2002)	—	(1,377)	(27)	(302)	(796)

Income from discontinued operations	—	17,600	1,966	3,528	3,974

Net income (loss)	$(8,680)	$17,245	$(27,563)	$2,963	$4,435

Income (loss) per share :
Continuing operations
Basic	$(1.16)	$(0.05)	$(4.39)	$(0.08)	$0.07
Diluted(3)	(1.16)	(0.05)	(4.39)	(0.08)	0.07
Discontinued operations	—	2.52	0.29	0.52	0.59

Net income (loss) per share	$(1.16)	$2.47	$(4.10)	$0.44	$0.66

Weighted average number of shares outstanding
Basic	7,514	6,989	6,721	6,675	6,675
Diluted	7,652	6,989	6,721	6,675	6,675

SELECTED CONSOLIDATED FINANCIAL DATA - (Continued)

(in thousands)

The Company declared dividend of $0.70 per share during 2003.

(1)	The amount of sales incentives included as a deduction from sales in accordance with EITF No. 01-9, “Accounting for Consideration Given by a Vendor or a Customer (Including a Reseller of the Vendor’s Products)”, was $21,470, $24,961, $26,686, $12,295 and $10,811 for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 respectively.

(2)	Selling, general and administrative expenses for the year ended December 31, 2003 includes a charge of $3,901 related to stock based compensation expense.

(3)	The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

	December 31,
Balance Sheet Data	2003	2002	2001	2000	1999
Working capital	$13,171	$27,956	$3,144	$32,423	$36,000
Total assets	132,728	129,867	138,648	111,409	120,945
Long-term debt	14,167	9,197	13,218	5,577	11,894
Shareholders’ equity	53,120	59,032	38,981	63,447	70,302

MANAGEMENT REPORT

To the Shareholders of DSG International Limited

The financial statements of the Company published in this report were prepared by the Company’s management, which is responsible for their integrity and objectivity. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, applying certain estimates and judgments as required. The financial information elsewhere in this Annual Report is consistent with that in the financial statements.

The Company maintains a system of internal accounting controls and procedures adequate to provide reasonable assurance at an appropriate cost/benefit relationship that its transactions are properly recorded and reported, its assets are protected and its established policies are followed. This system is maintained by the establishment and communication of policies and a qualified financial staff.

Our independent registered public accounting firm, Deloitte & Touche LLP, are appointed by the Audit Committee of the Board of Directors and ratified by our Company’s shareholders. Deloitte & Touche LLP conducts its audit of the Company’s consolidated financial statements in conformity with standards of the Public Company Accounting Oversight Board (United States). The report of the independent registered public accounting firm, based upon their audit of the consolidated financial statements of DSG International Limited is contained in this Annual Report.

The Audit Committee of the Board of Directors, comprised solely of independent outside directors, meets with the independent registered public accounting firm and representatives from management to evaluate the adequacy and effectiveness of the audit functions, control systems and quality of our financial accounting and reporting.

/s/ Peter Chang
Peter Chang
Chief Financial Officer

June 25, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and shareholders of DSG International Limited

We have audited the accompanying consolidated balance sheets of DSG International Limited and its subsidiaries (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the accompanying consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

Deloitte & Touche LLP

Atlanta, Georgia

June 25, 2004

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$20,282	$31,505
Accounts receivable, less allowance for doubtful accounts of $2,774 in 2003 and $1,956 in 2002	28,970	28,982
Other receivables	1,596	1,820
Inventories	20,111	22,835
Prepaid expenses and other current assets	1,684	1,659
Income taxes receivable	260	181
Deferred income taxes	703	—

Total current assets	73,606	86,982

Property, plant and equipment – at cost:
Land	10,994	2,648
Buildings	20,722	7,669
Machinery and equipment	68,200	64,268
Furniture and fixtures	2,310	2,503
Motor vehicles	1,648	1,480
Leasehold improvements	2,644	1,208
Construction in progress	4,303	—

Total	110,821	79,776
Less: accumulated depreciation and amortization	58,038	50,510

Net property, plant and equipment	52,783	29,266
Related party loan receivable (Note 8)	248	373
Deferred income taxes	596	1,141
Other assets	2,279	8,440
Intangible assets	3,216	3,665

Total long-term assets	59,122	42,885

Total assets	$132,728	$129,867

CONSOLIDATED BALANCE SHEETS - (Continued)

(in thousands except shares and per share amounts)

	December 31,
	2003	2002
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$15,583	$10,597
Current portion of long-term debt	6,215	4,515
Accounts payable	19,941	27,035
Accrued advertising and promotion	7,635	4,956
Accrued payroll and employee benefits	2,583	3,271
Other accrued expenses	6,453	6,959
Income taxes payable	810	1,691
Deferred income taxes	—	2
Due to a shareholder (Note 13)	1,215	—

Total current liabilities	60,435	59,026

Long-term debt	14,167	9,197
Other non-current liability	303	—
Minority interest	4,703	2,612

Total liabilities	19,173	11,809

Commitments and contingencies (Note 15)
Shareholders’ equity:
Ordinary shares, $0.01 par value – authorized 20,000,000 shares; issued and outstanding 7,258,316 and 6,989,116 shares in 2003 and 2002 respectively	73	70
Additional paid-in capital	18,927	19,673
Retained earnings	40,951	55,346
Unearned stock-based compensation	(638)	—
Accumulated other comprehensive loss	(6,193)	(7,506)
Less: Receivable from a shareholder (Note 13)	—	(8,551)

Total shareholders’ equity	53,120	59,032

Total liabilities and shareholders’ equity	$132,728	$129,867

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Net sales	$218,410	$227,797	$227,769
Cost of sales	164,310	(170,422)	(178,413)

Gross profit	54,100	57,375	49,356
Selling, general and administrative expenses	(59,815)	(53,613)	(58,561)
Restructuring costs and impairment loss	(78)	(1,390)	(6,356)
Gain (loss) on disposals of property, plant and equipment	(269)	244	(199)
Settlement of legal cases	—	—	(4,575)
Loss on disposal of subsidiaries	—	—	(672)

Operating income (loss)	(6,062)	2,616	(21,007)
Interest expense	(1,514)	(1,966)	(4,398)
Interest income	319	328	677
Exchange gain (loss)	536	506	(2,801)
Other income (expense), net	44	(68)	(459)

Income (loss) from continuing operations before income taxes and minority interests	(6,677)	1,416	(27,988)
Provision for income taxes	(1,016)	(502)	(1,117)
Minority interest, net of tax of $318, $498 and $224 in 2003, 2002 and 2001, respectively	(987)	(1,269)	(424)

Loss from continuing operations	(8,680)	(355)	(29,529)
Discontinued operations
Income from discontinued operations before income taxes (including gain on disposal of $15,525 in 2002)	—	18,977	1,993
Provision for income taxes (including tax on gain on disposal of $692 in 2002)	—	(1,377)	(27)

Income from discontinued operations	—	17,600	1,966

Net income (loss)	$(8,680)	$17,245	$(27,563)

Income (loss) per share:
Continuing operations
Basic	$(1.16)	$(0.05)	$(4.39)
Diluted	(1.16)	(0.05)	(4.39)
Discontinued operations	—	2.52	0.29

Net income (loss) per share	$(1.16)	$2.47	$(4.10)

Weighted average number of shares outstanding
Basic	7,514	6,989	6,721
Diluted	7,652	6,989	6,721

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Year Ended December 31,
	2003	2002	2001
Net income (loss)	$(8,680)	$17,245	$(27,563)
Other comprehensive income
Foreign currency translation adjustments	1,313	613	854

Comprehensive income (loss)	$(7,367)	$17,858	$(26,709)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net loss from continuing operations	$(8,680)	$(355)	$(29,529)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	7,920	7,596	9,070
Provision for doubtful accounts	1,183	1,454	2,802
Stock-based compensation	3,901	—	—
Impairment loss on long-lived assets	78	1,390	2,514
(Gain) loss on disposals of property, plant and equipment	269	(244)	199
Deferred income taxes	(115)	(462)	29
Minority interest	987	1,269	424
Warrant interest	—	—	1,372
Accrued bonus payable	303	—	—
Other	507	470	830
Changes in working capital components from continuing operations, net of effects from sale of subsidiaries and acquisition of a business:
Accounts receivable	(441)	986	2,271
Other receivables	387	1,481	3,013
Inventories	3,021	6,952	3,421
Prepaid expenses and other current assets	243	(19)	(1,285)
Accounts payable	(7,478)	2,894	16,875
Accrued expenses	1,026	(5,634)	7,727
Income taxes payable	(1,072)	881	(72)

Net cash provided by operating activities from continuing operations	2,039	18,659	19,661
Net cash provided by (used in) operating activities from discontinued operations	—	4,729	(1,030)

Net cash provided by operating activities	2,039	23,388	18,631

Cash flows from investing activities
Expenditures for property, plant and equipment	(24,326)	(5,569)	(1,596)
Proceeds from disposals of property, plant and equipment	121	870	810
Advances to a shareholder	—	(1,868)	(3,046)
Repayments by a shareholder	8,551	4,061	3,914
Dividend paid	(5,715)	—	—
Capital contribution from joint venture partners	1,250	—	—
Cost of acquisition, net of cash acquired	—	—	(35,878)
Decrease (increase) in other assets	(751)	283	(1,381)

Net cash used in investing activities from continuing operations	(20,870)	(2,223)	(37,177)
Net cash provided by (used in) investing activities from discontinued operations	—	20,720	(942)

Net cash provided by (used in) investing activities	(20,870)	$18,497	$(38,119)

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(in thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from financing activities
(Decrease) increase in short-term borrowings	$4,935	$(11,846)	$11,397
Increase in long-term debt	12,441	—	24,613
Repayment of long-term debt	(5,773)	(7,113)	(21,292)
Issue of ordinary shares	—	—	3
Repurchase of shares	(5,282)	—	—
Due to a shareholder for share repurchases	1,215	—	—
Dividend paid to minority shareholders	(146)	(167)	(107)

Net cash (used in) provided by financing activities from continuing operations	7,390	(19,126)	14,614
Net cash (used in) provided by financing activities from discontinued operations	—	(618)	3,961

Net cash (used in) provided by financing activities	7,390	(19,744)	18,575

Effect of exchange rate changes on cash and cash equivalents	218	—	(50)

Increase (decrease) in cash and cash equivalents	(11,223)	22,141	(963)
Cash and cash equivalents, beginning of year	31,505	9,364	10,327

Cash and cash equivalents, end of year	$20,282	$31,505	$9,364

Supplemental disclosures of cash flow information
Cash paid during the year for:
Continued operations:
Interest	$1,547	$1,874	$1,799
Income taxes, net of tax refund	2,469	14	1,091
Discontinued operations:
Interest	—	305	255
Income taxes	—	385	167

Non-cash transactions

Additions to property, plant and equipment which were financed by a vendor loan and new capital leases during the year ended December 31, 2002 and 2001 totaled $1,837 and $7,263, respectively.

On December 31, 2003, the Company reclassified assets held-for-sale of $5,737 to property, plant and equipment because disposal of these assets was no longer probable (see Note 9).

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Ordinary shares		Additional paid-in capital	Retained earnings	Unearned stock based Compensation (Note 17)	Accumulated other comprehensive income (loss)	Receivable from shareholder (Note 13)	Total shareholders’ equity
	Shares	Amount
Balance at December 31, 2000	6,675	$67	$18,301	$65,664	$—	$(8,973)	$(11,612)	$63,447
Issuance of shares	314	3	1,372	—	—	—	—	1,375
Net loss	—	—	—	(27,563)	—	—	—	(27,563)
Foreign currency translation adjustment	—		—	—	—	854		854
Net repayment of receivable from a shareholder	—	—	—	—	—	—	868	868

Balance at December 31, 2001	6,989	70	19,673	38,101	—	(8,119)	(10,744)	38,981
Net income	—	—	—	17,245	—	—	—	17,245
Foreign currency translation adjustment	—	—	—		—	613	—	613
Net repayment of receivable from a shareholder	—	—	—	—	—	—	2,193	2,193

Balance at December 31, 2002	6,989	70	19,673	55,346	—	(7,506)	(8,551)	59,032
Net loss	—	—	—	(8,680)	—	—	—	(8,680)
Issuance of restricted shares	1,175	12	4,527	—	(4,539)	—	—	—
Amortization of unearned compensation	—	—	—	—	3,901	—	—	3,901
Repurchase of shares	(906)	(9)	(5,273)	—	—	—	—	(5,282)
Dividend paid	—	—	—	(5,715)	—	—	—	(5,715)
Foreign currency translation adjustment	—	—	—	—	—	1,313	—	1,313
Net repayment of receivable from a shareholder	—	—	—	—	—	—	8,551	8,551

Balance at December 31, 2003	7,258	$73	$18,927	$40,951	$(638)	$(6,193)	$—	$53,120

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.	ORGANIZATION AND BASIS OF PRESENTATION

The Company is incorporated in the British Virgin Islands. It operates through subsidiary companies located in North America, Australia, Asia and Europe which manufacture and distribute disposable baby diapers, adult incontinence and training pants products.

On November 11, 2002, the Company entered into a definitive agreement to sell its Australian subsidiaries as of November 1, 2002 and the sale was completed on December 6, 2002. Accordingly, the operating results of the Australian subsidiaries have been segregated from the Company’s continuing operations and reported as a separate line item on the consolidated statement of operations in 2002. The Company has also restated its prior years’ consolidated financial statements to present the operating results of these subsidiaries as discontinued operations (see Note 5).

The financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation — The consolidated financial statements include the assets, liabilities, revenues and expenses of all subsidiaries. Inter-company balances and transactions are eliminated in consolidation.

Cash and cash equivalents — Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts, commercial paper and time certificates of deposit with a maturity of three months or less when purchased.

Inventories — Inventories are stated at the lower of cost determined by the first-in, first-out method, or value determined by the market. Finished goods inventories consist of raw materials, direct labor, and overhead associated with the manufacturing process. The Company reviews inventory at least quarterly to determine the necessity of write-offs for excess, obsolete or unsaleable inventory. The Company estimates reserves for inventory obsolescence and shrinkage based on management’s judgment of future realization. These reviews require management to assess customer and market demand. All inventories are valued using the first-in, first-out method.

Depreciation and amortization of property, plant and equipment — Depreciation is provided on the straight line method at rates based upon the estimated useful lives of the property, generally three to ten years except for buildings which are 40 years. Costs of leasehold improvements are amortized over the life of the related asset or the term of the lease, whichever is shorter.

Revenue recognition — The Company recognizes revenue and the related account receivable when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) ownership has transferred to the customer; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (4) is based on management’s judgments regarding the collectibility of the Company’s accounts receivable. Generally, the Company recognizes revenue when it ships its manufactured products or when it completes a service and title and risk of loss passes to its customers. Provisions for discounts, returns, allowances, customer rebates, and other adjustments are provided for in the same period the related revenues are recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The provisions of Emerging Issues Task Force (“EITF”) No. 01-9 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products)” were adopted during 2002. The adoption of EITF No. 01-9 resulted in the reclassification of certain sales incentives previously classified as selling expenses to reductions from sales. These changes had no effect on the Company’s operating results. The amount of sales incentives included as a deduction from sales in accordance with EITF No. 01-9 was $21,470, $24,961 and $26,686 for the years ended December 31, 2003, 2002 and 2001, respectively.

Shipping costs — Shipping costs are recorded as a component of selling, general and administrative expenses and totaled $8,275, $9,194 and $9,235 for the years ended December 31, 2003, 2002 and 2001, respectively.

Income taxes — Income taxes are provided based on an asset and liability approach for financial accounting and reporting of income taxes. Deferred income tax liabilities or benefits are recorded to reflect the tax consequences in future years of differences between tax basis of assets and liabilities and the financial reporting amounts and operating loss carryforwards. A valuation allowance is recorded if it is more likely than not that some portion of, or all of, a deferred tax asset will not be realized.

Valuation of long-lived assets — The Company evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered not recoverable when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Losses on long-lived assets to be disposed of represent the excess of the carrying value over the fair value less disposal costs.

Effective from January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The statement requires a single accounting model for long-lived assets to be disposed of and significantly changes the criteria that would have to be met to classify an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value and carrying amount. The statement also requires expected future operating losses from discontinued operations to be recorded in the period(s) in which the losses are incurred, rather than as of the measurement date as previously required. The Company disposed of its Australian subsidiaries during 2002 and the respective operations were disclosed as discontinued operations pursuant to SFAS No. 144.

Foreign currency translation — The Company uses the United States dollar as its reporting currency. Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates, while revenues and expenses are translated at average currency exchange rates during the year. Adjustments resulting from translating foreign currency financial statements are reported as a separate component of shareholders’ equity. Gains or losses from foreign currency transactions are included in net income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income or loss per share — The Company computes basic and diluted earnings or loss per share in accordance with SFAS No. 128, “Earnings per Share”. Basic earnings or loss per share are based on the weighted average number of Ordinary Shares outstanding. Diluted earnings or loss per share are based on the weighted average number of Ordinary Shares outstanding plus dilutive common stock equivalents. Diluted earnings or loss per share are not presented in 2003 and 2001 as the effect of the restricted shares and stock options and warrants outstanding during the years were antidilutive. There were no common stock equivalents outstanding during 2002.

Concentration of credit risk — The Company sells to distributors and retailers located in each of the countries in which it operates. The Company grants credit to all qualified customers on an unsecured basis but does not believe it is exposed to any undue concentration of credit risk to any significant degree.

Comprehensive income – Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.

Intangible assets – Intangible assets consist of Drypers Trademarks, patents, and private label customer relationships. Patents and private label customer relationships are amortized five to seven years using the straight-line method. Through December 31, 2001, the Drypers Trademarks were amortized over five to ten years.

Effective from January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”. In accordance with SFAS No. 142, the Drypers Trademarks (an indefinite-life intangible asset) are no longer amortized but instead performs an impairment test at least annually. The Company’s annual impairment test was performed as of December 31, 2003 and did not result in an impairment charge.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Net loss and loss per share for 2001 would have been as follows and assuming the non-amortization provisions of SFAS No. 142 were adopted:

2001
Loss from continuing operations	$(29,529)
Goodwill amortization, net of tax	108
Trademark amortization, net of tax	164

Adjusted loss from continuing operations	(29,257)

Income from discontinued operations	1,966
Goodwill amortization, net of tax	15

Adjusted income from discontinued operations	1,981

Adjusted net loss	$(27,276)

Adjusted income (loss) per share:
Continuing operations	$(4.35)
Discontinued operations	0.29

Net loss per share	$(4.06)

Stock-based compensation – The Company uses SFAS No. 123, “Accounting for Stock-Based Compensation”, to account for its stock-based compensation plans in 2003. Under this method, accounting and disclosure requirements reflect a fair-value base method of accounting for stock-based employee compensation plans. Compensation expense attributable to fixed stock awards is recognized on a straight-line basis over the related vesting period.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation and Disclosure”, which amends SFAS No. 123 and provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based compensation. In addition SFAS No. 148 amended the disclosure requirements of FASB Statement No. 123 to require prominent disclosures in both annual and interim financial statements which are included in the notes to these consolidated financial statements. This statement was effective for financial statements for fiscal years ending after December 15, 2002. The adoption of SFAS No. 148 did not have an impact on the Company’s consolidated financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

The Company adopted the SFAS No. 148 “Accounting for Stock-Based Compensation and Disclosure” in conjunction with the 2003 grant of restricted shares and stock options. The fair value of the restricted shares and stock options were estimated using the Black-Scholes Model. The assumptions used in the model included: fair market value of the Company shares at the date of grant of $3.72 per share, volatility rate of 90%, dividend yield of 0% for all periods, discount rates of 1.0% and 1.62% and vesting periods from six months to two years. As a result, the total 2003 stock-based compensation expense of the Plan was $4,371 and $427 for the restricted share and stock options respectively. Stock-based compensation expense of $3,733 and $168 for the restricted shares and stock options, respectively was charged in 2003 and deferred stock-based compensation of $638 for restricted shares was outstanding as of year ended December, 31, 2003.

New accounting standards – In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. This statement addressed the diverse accounting practices for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted this standard on January 1, 2003. The adoption of SFAS No. 143 did not have an impact on the Company’s financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost as defined in EITF No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. A fundamental conclusion reached by FASB in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this statement eliminates the definition and requirements for recognition of exit costs in EITF No. 94-3. This statement also established that fair value is the objective for initial measurement of the liability and the liability should be measured at fair value only when the liability is incurred. The Company adopted SFAS No. 146 effective January 1, 2003. The adoption of SFAS No. 146 did not have an impact on the Company’s financial position or results of operations.

In November 2002, the FASB issued Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN 45 requires companies to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 provides specific guidance identifying the characteristics of contracts that are subject to its guidance in its entirety from those only subject to the initial recognition and measurement provisions. The recognition and measurement provisions of FIN 45 were effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company adopted FIN 45 effective January 1, 2003. The adoption of this pronouncement did not have a material effect on the Company’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, which interprets Accounting Research Bulletin 51, “Consolidated Financial Statements”, and requires consolidation of certain entities in which the primary beneficiary has a controlling financial interest despite not having voting control of such entities. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the Company’s consolidated financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities”. SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. The adoption of SFAS No. 149 did not have a material impact on its consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity classified as liabilities, or assets in some circumstances. This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. The statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. For example, significant management judgment is required in determining: the credit worthiness of customers and collectibility of accounts receivable; excess, obsolete or unsaleable inventory reserves; the potential impairment of long-lived assets including intangibles; the accounting for income taxes and the liability for self-insured claims. Actual results could differ from the Company’s estimates and the differences could be significant.

Reclassifications – Certain reclassifications have been made to prior-period amounts to conform with the 2003 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

3.	RESTRUCTURING COSTS AND IMPAIRMENT LOSS

The Company performed an impairment analysis over the assets-held-for-sale in the North American operations and recorded a $78 charge in 2003 (see Note 9).

In 2002, the Company also recorded an impairment losses totaling $1,390 comprised of $160, $576 and $654 related to its U.K. operation, Drypers trademark and assets held-for-sale in the United States operation, respectively.

As a result of the Drypers acquisition, the Company consolidated its operations in the United States and recorded restructuring costs of $6,356 during 2001. The components of these costs were as follows:

Write down of assets held for sale	$2,514
Write off of discontinued inventory	1,547
Redundancy payment costs	1,137
Office closure and other costs	1,158

Total	$6,356

Redundancy payments, office closure and other costs were recorded and related principally to the closure of the manufacturing facility located in Duluth, Georgia; a liability totaling $2,295 was recorded by the Company during 2001 relating to these costs. The carrying values of the manufacturing plant in Duluth along with certain equipment located therein, which are held for sale, were adjusted to their estimated fair value. In addition, in conjunction with these activities, management discontinued certain product offerings resulting in the write off of inventories on hand related to these discontinued lines and all discontinued inventories were disposed during 2002.

The redundancy payments related principally to the termination of approximately 326 employees at the Duluth facility; these employees were terminated in the first quarter of 2002. Office closure and other costs accrued in 2001 were substantially incurred during 2002. Activities related to accrued restructuring costs are summarized below:

	Redundancy payment costs	Office closure and other costs	Total
Provision recorded in 2001 and accrued balance at December 31, 2001	$1,137	$1,158	$2,295
Costs incurred	(1,337)	(1,158)	(2,495)
Changes in estimates recorded	200	—	200

Balance at December 31, 2002	$—	$—	$—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

4.	DISPOSAL OF SUBSIDIARIES

Due to the decision made in 2001 to liquidate a business in Europe, the Company recorded a loss in 2001 of $672 relating to the write off of assets and the recording of closure and liquidation costs. The operating results of this business prior to the liquidation are included within the results of continuing operations in the accompanying 2001 consolidated statements of operations and were not significant.

Discontinued Operations

On November 11, 2002, the Company entered into a definitive agreement to sell its Australian subsidiaries effective November 1, 2002 and the sale was completed on December 6, 2002. Accordingly, the operating results of the Australian subsidiaries for the ten-months ended October 31, 2002 have been segregated from the Company’s continuing operations and reported as a separate line item on the consolidated statement of operations in 2002. The sale of these subsidiaries was completed for consideration of $29,608. The sale proceeds were reduced by the repayment of bank indebtedness of $6,345 and repayment of inter-company loans in the amount of $2,919, accruals of capital gain tax of $692, and certain other items. The gain on disposal totaled $14,833 (net of $692 taxes). All the sale proceeds were received by the Company in cash in 2002.

The net sales and income before income taxes of the discontinued operations of the Company’s Australian subsidiaries for the ten-month period ended October 31, 2002 and year ended December 31, 2001 were as follows:

	For the period October 31, 2002	For the year ended December 31 2001
Net sales	$38,445	$39,342

Income before income taxes (excluding gain on disposal of $15,525)	$3,452	$1,993

The amount of sales incentives included as a reduction from sales in accordance with EITF No. 01-09 was $5,842 and $5,980 for the ten months period ended October 31, 2002 and year ended December 31, 2001.

5.	PROVISION FOR INCOME TAXES

Income is subject to taxation in the various countries in which the Company and its subsidiaries operate. The Company is not taxed in the British Virgin Islands where it is incorporated.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

5.	PROVISION FOR INCOME TAXES - continued

The components of income (loss) from continuing operations before income taxes and minority interest are as follows:

	2003	2002	2001
U.S.	$(788)	$(788)	$(21,078)
Foreign	(5,889)	2,204	(6,910)

	$(6,677)	$1,416	$(27,988)

The provision for income taxes of continuing operations consists of the following:

	2003	2002	2001
Current
U.S.	$(614)	$(135)	$29
Foreign	1,745	2,518	1,795
Benefit of loss carryforwards	—	—	—
Benefit of loss carryback	—	(1,419)	(736)
Deferred taxes	(115)	(462)	29

	$1,016	$502	$1,117

A reconciliation between the provision for income taxes of continuing operations computed by applying the United States Federal statutory tax rate to income (loss) from continuing operations before taxes and minority interest and the actual provision for income taxes is as follows:

	2003	2002	2001
Provision for income taxes at statutory rate on income (loss) from continuing operations for the year	$(2,295)	$495	$(9,796)
Effect of different tax rates applicable to foreign earnings	149	102	(258)
Foreign losses which are not deductible	2,445	889	3,536
Foreign profits which are not taxable	(193)	(464)	1,779
Change in valuation allowance	265	883	6,110
Withholding tax on interest and royalty income	548	618	484
Benefit of loss carryback	—	(1,419)	(736)
Cessation of business	189	—	—
Other	(92)	(602)	(2)

	$1,016	$502	$1,117

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

5.	PROVISION FOR INCOME TAXES - continued

The Company’s subsidiary incorporated in the People’s Republic of China (the “PRC”) is entitled to a two-year exemption from state and local income taxes commencing from the first profitable year of operations, which was 1998, followed by a 50% reduction in tax rates for the next three years. The year ended December 31, 2000 was the first year for the subsidiary to be under a 50% reduction in the prevailing tax rate. Since the subsidiary has operating losses since 2000, this tax holiday did not have any effect on the Company’s net income (loss) or earnings (loss) per share in 2003, 2002 and 2001.

Certain subsidiaries have operating loss carryforwards for income tax purposes which may be applied to reduce future taxable income. The loss carryforwards are available on a country by country basis and are not available for use except in the country in which the loss occurred. At December 31, 2003 the tax loss carryforwards by country and their future expiration dates are as follows:

	Total	2004- 2005	2006	2007	2008	2010 - 2022	Indefinite
United Kingdom	$107,909	$—	$—	$—	$—	$—	$107,909
U.S.A. – Federal	13,953	—	—	—	—	13,953	—
U.S.A. – State	25,260	—	—	—	—	25,260	—
PRC	3,019	—	403	1,924	692	—	—

	$150,141	$—	$403	$1,924	$692	$39,213	$107,909

Included in United Kingdom operating loss carryforwards for income tax purposes is approximately $74,242 relating to tax losses at the date of acquisition of a company acquired in 1993. Utilization of these losses will result in a reduction in future tax expense and is dependent on both the earning of sufficient otherwise taxable income in the relevant countries and the satisfaction of technical requirements of applicable law. In the case of the United Kingdom, this includes the requirement that there not be a “major change” in business activities.

In addition to the amounts above, the Company has a tax loss of $3,351 in 2003 ($3,353 in 2002) which is available for carryforward to offset capital gains in the United States. The Company has recorded a valuation allowance of an equal amount given the uncertainty of realizing the benefit of such losses.

In March 2002, the United States amended its regulations allowing the losses of 2001 to be carried back five years instead of its normal two years carryback period. As a result, the Company carried back $4,483 of its losses resulting in an additional benefit of $1,419. This benefit was recorded during 2002, the period in which the change was enacted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

5.	PROVISION FOR INCOME TAXES - continued

Deferred income tax balances at December 31 are related to:

	2003		2002
	Assets	Liabilities	Assets	Liabilities
Inventories	$12	$—	$1	$—
Accounts receivable and prepaid expenses	654	—	179	—
Property, plant and equipment	—	(438)	—	(1,236)
Other	134	—	759	(225)
Capital loss carrryforwards	1,357	—	1,357	—
Tax loss carryforwards	40,591	—	41,929	—
Valuation allowances	(41,011)	—	(41,625)	—

Total	$1,737	$(438)	$2,600	$(1,461)

At December 31, 2003, cumulative undistributed earnings of subsidiaries of the Company totaled $34,857. No provision for withholding taxes has been made because it is expected that such earnings will be reinvested indefinitely. The determination of the withholding taxes that would be payable upon remittance of these earnings and the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

6.	INVENTORIES

Inventories by major categories are summarized as follows:

	2003	2002
Raw materials	$10,670	$10,589
Finished goods	9,441	12,246

	$20,111	$22,835

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

7.	CAPITAL LEASES

Included in property, plant and equipment are assets acquired under capital leases with the following net book values:

	2003	2002
At cost:
Machinery and equipment	$4,000	$7,390
Motor vehicles	109	145

	4,109	7,535
Less: Accumulated amortization	(1,635)	(1,981)

Net book value	$2,474	$5,554

8.	RELATED PARTY LOAN RECEIVABLE

The loan receivable is due from a minority shareholder of a subsidiary and is non-interest bearing.

During 2002, a repayment plan was agreed to with the minority shareholder. Under the agreement, the non-interest bearing loan is repayable in five equal annual installments beginning in 2002. At December 31, 2003 and 2002, the current portion of the note receivable of $124 is included in other receivables.

9.	OTHER ASSETS

Other assets consist of the following:

	2003	2002
Assets held-for-sale	$486	$6,300
Prepayment of long-term loan fee	293	535
Deposit for a license use right (see Note 15)	1,500	625
Deposit for land	—	417
Deposits for new machinery	—	563

	$2,279	$8,440

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

9.	OTHER ASSETS - continued

Assets held-for-sale relate to the manufacturing plant in Duluth, Georgia and certain equipment located therein (see Note 3). During 2003 and 2002, the Company reassessed the carrying value of assets held-for-sale due to market conditions, which resulted in an impairment charge recorded of $78 and $654 respectively. On December 31, 2003, management believed that the building, land, and leasehold improvements with a carrying amount of $5,737 would not be disposed of during 2004. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, since the Company no longer met the criteria for classification as held-for-sale, the Company reclassified the assets to assets held for use. Depreciation expense of $388 was recorded in 2003 for the depreciation expense that would have been recognized had the asset been continuously classified as held-for-sale.

In August 2001, the Company signed a license agreement to purchase a license use right for $2.5 million from the Japanese joint venture partners for the right to manufacture and use technology know-how and distribute and sell the products in certain territories for a 20 years period from the first payment in 2002. As of year ended December 31, 2003, the Company has paid a total of $1.5 million deposit for the license rights and recorded this amount as other assets in the consolidated balance sheet. The remainder of $1,000 will be paid in 2004 and 2005. Amortization of the license use right is based on the remaining life span of 20 years commence from the date of operation of the joint venture. As of December 31, 2003, no amortization has been provided.

10.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	2003	2002
Drypers trademarks	$1,328	$1,328
Patents	1,990	1,990
Private label customer relationship	$1,150	1,150

	4,468	4,468
Less: Accumulated amortization	(1,252)	(803)

Net book value	$3,216	$3,665

The net carrying value of the Drypers Trademarks of $1,328 at December 31, 2003 and 2002, is net of accumulated amortization of $695 existing at January 1, 2002, the date of adoption of SFAS No. 142.

As a result of the adoption of SFAS No. 142, the Company no longer amortizes the Drypers Trademarks beginning January 1, 2002. Instead, these assets are assessed for impairment at least annually at December 31. During 2003, the Company performed its annual impairment test on the Drypers Trademarks and resulted in no impairment loss in 2003. An impairment loss of $576 was recorded in 2002. The fair value of these assets encompassed in the impairment test was determined using weighted average of relief from royalty, gross profit advantage and residual income method. Amortization expense relating to intangible assets with definite lives (patents and private label customer relationship) charged to income from operations for the years ended December 31, 2003, 2002 and 2001 was $449, $498 and $744, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

10.	INTANGIBLE ASSETS - continued

Estimated amortization expense of the patents and private label customer relationship for the next five years is as follows:

2004	$449
2005	449
2006	448
2007	448
2008	94

Total	$1,888

11.	SHORT-TERM BORROWINGS

These include borrowings in the form of trade acceptances, loans and overdrafts with various banks:

	2003	2002
Credit facilities granted	$32,272	$28,651

Utilized	$15,583	$10,597

Weighted average interest rate on borrowings at end of year	5.45%	5.97%

The Company maintains short-term bank credit lines in each of the countries in which it operates. Interest rates are generally based on the banks’ prime lending rates and cost of funds and the credit lines are normally subject to annual review. The amounts outstanding as of December 31, 2003 and 2002 include $6,567 and $5,820, respectively, relating to the revolving credit facility provided by the Senior Lender discussed in Note 12. The credit facilities granted and utilized, excluding the revolving credit facility provided by the Senior Lender, totaled $17,272 and $9,016, respectively, at December 31, 2003 ($4,777 and $13,651, respectively, at December 31, 2002). At December 31, 2003 and 2002, amounts available for additional borrowings, excluding those available under the revolving credit facility provided by the Senior Lender discussed in Note 12, totaled $8,256 and $8,874, respectively. The revolving credit facility provided by the Senior Lender was $15,000 as of December 31, 2003 and 2002 of which $6,567 and $5,820 was utilized at December 31, 2003 and 2002 respectively. The Company had approximately $8,433 and $9,180 available for additional borrowings under the Senior Lender revolving credit facility at December 31, 2003 and 2002 respectively. At December 31, 2003 and 2002, borrowings of $7,340 and $7,005 were collateralized by the pledge of machinery and equipment, accounts receivable and inventory of subsidiaries with a book value of $38,633 and $28,119, respectively. In addition, borrowings of $840 and $846 are collateralized by the pledge of land and buildings with a net book value of $1,447 and $2,162 as of December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

12.	LONG-TERM DEBT

Long-term debt consists of:

	2003	2002
Term loans bearing interest at U.S. Prime rate plus 3.25% per annum (7.25% and 7.0% per annum at December 31, 2003 and 2002, respectively) principal payable in monthly installments of $272.8 plus accrued interest, through September 2004, secured by substantially all the assets of the Company’s Georgia, Ohio and Washington facilities	$2,252	$5,538
Loan from a finance company (the “Wisconsin Loan”) at London Inter-Bank Offered Rate (“LIBOR”) plus 3.0% per annum, principal payable in monthly installments of $41.7 plus accrued interest, 4.425% and 4.425% per annum at December 31, 2003 and 2002, respectively, maturing in October 2005, secured by substantially all the assets of the Company’s Wisconsin facilities	917	1,417
Mortgage loan bearing interest at LIBOR plus 1.25% per annum (2.4375% and 2.6875% per annum at December 31, 2003 and 2002, respectively), interest payable quarterly with entire principal due in November 2006	2,080	2,080
Equipment loan bearing interest at 7.0% per annum at December 31, 2003 and 2002, principal payable biannually of $612.5 plus accrued interest, through April 2005, secured by a machine in the Company’s Malaysian facility	919	1,531
Equipment loan bearing interest at 4.0% per annum, principal payable in monthly installments of $561.5 plus accrued interest, through March 2004, secured by a machine in the Company’s Washington facility	1,684	—
Bank loan bearing interest at Hong Kong Prime rate plus 1.5% (6.5% per annum at December 31, 2003), principal payable in monthly reducing balance plus accrued interest, through May 2006, secured by the Company’s machines in Zhongshan, PRC	792	—
Mortgage loan bearing interest at 5.64% per annum, interest payable quarterly with entire principal due in December 2008	8,667	—
Equipment loan bearing interest rate at 6.5% per annum, principal payable biannually of $110.3 plus accrued interest with entire principal due in March 2005	1,127	—
Capital leases bearing interest rates ranging from 4.5% to 6.5% per annum at December 31, 2003 (4.5% to 12.0% per annum in 2002) with maturity dates ranging from June 2004 through June 2006	1,944	3,146

Total	20,382	13,712
Current portion of long-term debt	(6,215)	(4,515)

Long-term debt, less current portion	$14,167	$9,197

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

12.	LONG-TERM DEBT - continued

Maturities of long-term debt as at December 31, 2003 are as follows:

	Loans	Capital Leases	Total
Year ending December 31,
2004	$5,362	$853	$6,215
2005	1,301	868	2,169
2006	2,446	223	2,669
2007	221	—	221
2008	8,887	—	8,887
2009 and thereafter	221	—	221

Total	$18,438	$1,944	$20,382

The capital lease commitments amounts above exclude implicit interest of $74, $33 and $2 payable in the years ending December 31, 2004, 2005 and 2006, respectively.

In March 2001, one of the Company’s U.S. subsidiaries (the “Subsidiary”) entered into an amended financing agreement with its existing financial institution (the “Senior Lender”) under which the Subsidiary received a term loan of $11,000 (the “Term Loan”), a capital expenditure line of up to $5,000, and a revolving credit facility (based on the lesser of a percentage of eligible accounts receivable and inventory or $15,000). Such financing was entered into in connection with the Subsidiary’s purchase of certain assets of the North American operations of Drypers Corporation as discussed in Note 21. The full amount of the $11,000 Term Loan was borrowed, with interest payable at the LIBOR for one portion of the loan and prime plus 2.75% per year for the other portion. These loans are divided into three separate term loan and repayable in monthly installments of principal in the amount of $183.3 plus interest and are collateralized by the Subsidiary’s assets. In addition, the Subsidiary had outstanding borrowings of approximately $6,567 and $5,820 of the $15,000 revolving credit facility as of December 31, 2003 and 2002, respectively. These amounts were recorded as a component of short-term borrowings in the Company’s consolidated balance sheets (see Note 11). The Company had approximately $8,433 and $9,180 available for additional borrowings under the revolving credit facility at December 31, 2003 and 2002, respectively.

Among other things, the Senior Lender Loan agreement contains certain restrictive covenants, including the maintenance of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and tangible net worth, and places limitations on acquisitions, dispositions, capital expenditures, and additional indebtedness. At December 31, 2002, the Company was not in compliance with the fiscal year ended audited subsidiary financial statements delivery time period covenants. This violation was waived by the Senior Lender on March 28, 2003.

In connection with the waiver of this 2002 covenant violation, the Senior Lender and the Company amended the Term Loan agreement to extend the fiscal year ended audited subsidiary financial statements delivery time period and re-establish the minimum EBITDA and tangible net worth covenants on June 19, 2003. The Company also entered into amendment of the Term Loan agreement with the Senior Lender to reflect the changes in the U.S. tax law on October 15, 2003. The Company was in compliance with covenants in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amount)

13.	RELATED PARTY TRANSACTIONS

During 2003 Mr. Brandon Wang, the Company’s Chief Executive Officer, and a Trust controlled by him repaid the entire shareholder loan, which had an outstanding balance of $8,551 on December 31, 2002. To repay the shareholder loan, Mr. Wang used funds from a shareholder dividend paid by the Company in March 2003, shares sold back to the Company and net proceeds from the sale of his London residence.

On March 19, 2003, 375,000 restricted shares were granted to Mr. Wang under the Company’s Equity Participation Plan. These restricted Ordinary Shares were considered bonus shares that had a six-month vesting period from the date of grant. After expiration of the vesting period on September 23, 2003, Mr. Wang sold these restricted Ordinary Shares back to the Company at the prevailing market price of $7.01 per share. Mr. Wang received payment of $5.00 per share ($1,875) at the time of the share repurchase. The Company has a remaining balance of $754 due Mr. Wang on the 375,000 restricted Ordinary Shares of $2.01 per share as of year ended December 31, 2003.

On March 20, 2003, the Board of Directors of the Company authorized the purchase of the London residence of Mr. Wang, for its fair value of $12,297 as determined by an independent appraiser. The net proceeds of this transaction of $5,747 was used by Mr. Wang to repay a portion of the shareholder loan due to the Company. The Board of Directors authorized Mr. Wang and his wife’s use and lease of this London property from the Company at a market rate determined by an independent appraiser of $36,000 per month.

During 2003, 2002 and 2001, Mr. Wang and a trust controlled by him repaid $8,551, $4,061 and $3,914, respectively, to the Company. In 2002 and 2001, the Company advanced $1,868 and $3,046, respectively, to Mr. Wang and to a trust of which he is a beneficiary. These advances were made under a loan and security agreement in which the Company agreed to make loans to Mr. Wang from time to time, subject to any limit on such loans which may be imposed by the Board of Directors. The loans were repayable on demand evidenced by promissory notes bearing interest at a rate equal to 1.5% over LIBOR or such other rate that the Board of Directors and the borrower shall agree in writing. Interest of $81, $230 and $445 was charged on these advances in 2003, 2002 and 2001, respectively.

As a result of these series of transactions and the remaining payable balance of $754 due to shares repurchased from Mr. Wang, the Company had a balance of $1,215 payable to Mr. Wang and a Trust controlled by him as of December 31, 2003. At December 31, 2002, the Company classified the balance owed by Mr. Wang and a Trust controlled by him of $8,551n as a reduction from shareholders’ equity.

14.	OTHER NON-CURRENT LIABILITIES

Other non-current liabilities relates to a accrued bonus payable to a Executive Vice President of Sales and Marketing of North American operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

15.	COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries lease land, facilities and equipment under operating leases, many of which contain renewal options and escalation clauses. Rental expense under operating leases was $2,687 in 2003, $4,386 in 2002 and $3,582 in 2001.

At December 31, 2003, the Company and its subsidiaries were obligated under operating leases requiring minimum rentals as follows:

Year ending December 31,
2004	$2,183
2005	1,607
2006	1,262
2007	729
2008 and thereafter	79

Total	$5,860

In April 2003, the Company entered into a joint venture agreement with Mitsubishi Corporation and Japan Absorbent Technology Institute of Japan to establish a manufacturing facility in Shanghai, PRC. The joint venture will engage in manufacturing disposable hygiene related products. The Japanese joint venture partners will provide the proprietary patents, related technology and certain raw materials. The invested capital of the investment is $5.0 million and the Company owns a 75% interest in the joint venture company. The Company is accounting for the operations of the joint venture on a consolidated basis of accounting.

In 2003, the Company acquired a land use right for approximately 130,000 square feet of land for 50 years in Waigoaqiao, Shanghai for $1,236 and commenced construction of the manufacturing equipment with down payments of $3,754. The Company commenced the building construction in 2004. The total capital commitment for the construction of the machine equipment and building is $11,736 as of December 31, 2003.

In August 2001, the Company signed a license agreement to purchase a license use right for $2,500 from the Japanese joint venture partners for the right to manufacture and use technology know-how and distribute and sell the products in certain territories for a 20 years period from the first payment in 2002. Royalty payments on products manufactured and sold by the joint venture are also required. As of year ended December 31, 2003, the Company has paid a total of $1,500 deposit for the license rights and recorded this amount as other assets in the consolidated balance sheet. The remainder of $1,000 will be paid in 2004 and 2005. Amortization of the license use right is based on the remaining life span of 20 years commencing from the date of the first royalty payment. As of December 31, 2003, no amortization has been provided.

The Company has committed a maximum of $20,250 in the investment for the entire joint venture project in Shanghai. The total payment made by the Company was $5,250 as of December 31, 2003. Management expects the remaining commitment will be invested in 2004 and 2005. In the event that the maximum financial obligation is exceeded, the joint venture parties shall decide individually whether or not to increase additional financing arrangement for the project.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

15.	COMMITMENTS AND CONTINGENCIES - continued

The Company has a total capital expenditure commitment of $2,728 for the construction of a building in Thailand and $22 for acquisition of spare parts in a United States facility as of year ended December 31, 2003. In addition, the Company is required to further inject share capital of $1,127 to its wholly owned manufacturing facility before 2005.

The Company and its subsidiaries are, from time to time, involved in routine legal matters incidental to their business. As discussed in Note 23, the Company settled the R&L lawsuit and the Rhonda Tracy claim for $4,200 and $375 in April and March 2002, respectively. The Company is currently not defending itself in any significant litigation matters. Although it cannot be certain, in management’s opinion, none of the legal proceedings in which the Company is currently involved, individually or in the aggregate, is expected to have a material adverse effect on the Company’s business, financial condition or results of operation.

16.	EMPLOYEE BENEFIT PLANS

The Company’s United States subsidiary has established a 401(k) plan under which the Company matches employee contributions up to 5% of employees’ base compensation. The Company’s other international subsidiaries have defined contribution plans, covering substantially all employees, which are determined by the boards of directors of the subsidiaries. These plans provide for annual contributions by the Company from 2% to 22.5% of eligible compensation of employees based on length of service.

Total expense related to the above plans was $1,296 in 2003, $1,576 in 2002 and $1,662 in 2001.

17.	STOCK BASED COMPENSATION

In March 2002, the Company adopted an Equity Participation Plan (the “Plan”). The Plan allows for the awarding of restricted shares, non-qualified stock options, incentive stock options and stock appreciation rights. The purpose of the Plan is to provide eligible employees of the Company an opportunity to acquire an equity interest in the Company. Subject to adjustment under the Plan, 1,500,000 Ordinary Shares are available for awards under the Plan and no more than 375,000 Ordinary Shares may be granted or awarded to a participant during a calendar year. There were no shares awarded under the Plan in 2002.

On March 19, 2003, the Company granted and issued 1,175,000 restricted shares and 195,000 stock options under the Plan to executive directors and key employees. Included in this amount were 375,000 restricted shares issued to Mr. Wang, the Company’s Chief Executive Officer. The vesting period of the restricted shares is six months for those awarded to Mr. Brandon Wang and one year for all others. The options vest over a period of two years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

17.	STOCK BASED COMPENSATION - continued

The following table summarizes stock option activity for year ended December 31, 2003:

	Shares outstanding	Weighted average exercise price
Outstanding at December 31, 2002	—	—
Granted	195,000	$1.86

Outstanding at December 31, 2003	195,000	$1.86

Information with respect to stock-based compensation plan stock options outstanding at December 31, 2003 is as follows:

Exercise price	Number outstanding at December 31, 2003	Weighted-average remaining contractual life (in years)	Weighted– average exercise price	Number exercisable at December 31, 2003	Weighted– average exercise price
$1.86	195,000	1.45	$1.86	—	—

18.	SUPPLEMENTARY INFORMATION

Valuation and qualifying accounts:

	Balance at beginning of year	Disposal of a subsidiary	Charged to cost and expenses	Deductions	Balance at end of year
Year ended December 31, 2003
Allowances for doubtful accounts	$1,956	$(60)	$1,183	$(305)	$2,774
Provision for inventory obsolescence	1,761	(35)	1,096	(1,522)	1,300

	$3,717	$(95)	$2,279	$(1,827)	$4,074

Year ended December 31, 2002
Allowances for doubtful accounts	$2,921	$(41)	$1,454	$(2,378)	$1,956
Provision for inventory obsolescence	1,710	(104)	645	(490)	1,761

	$4,631	$(145)	$2,099	$(2,868)	$3,717

Year ended December 31, 2001
Allowances for doubtful accounts	$897	$—	$2,802	$(778)	$2,921
Provision for inventory obsolescence	490	—	1,414	(194)	1,710

	$1,387	$—	$4,216	$(972)	$4,631

Deductions relate to write-offs of accounts receivable as bad debts and disposals of inventories. In addition, the reversal of $300 allowance relating to the loan receivable recorded in 2002 (see Note 8) is included as a deduction in the table above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

19.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts and other receivables, loan receivable, receivable from shareholder, accounts payable, short-term borrowings, and long-term debt are reasonable estimates of their fair value. The interest rate on the Company’s long-term debt approximates that which would have been available at December 31, 2003 for debt of the same remaining maturities.

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

20.	SEGMENT INFORMATION

The Company is engaged in one industry segment, the manufacturing and marketing of disposable hygienic products. However, the Company had four principal geographic segments before the disposal of the Australian subsidiaries in 2002, and three segments thereafter, for operating management purposes. The principal measures of operating performance are operating income (loss) and income (loss) before income taxes.

Within these industry segments, the Company derived its revenues of continuing operations from the following product lines for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Products
Disposable baby diapers	$169,214	$180,646	$179,206
Adult incontinence products	35,756	32,956	30,305
Training pants, youth pants and sanitary napkins	13,440	14,195	18,258

Total net sales from continuing operations	$218,410	$227,797	$227,769

Certain financial information of continuing operations by geographic area are as follows:

	2003	2002	2001
Net sales
North America (principally the U.S.)	$152,534	$161,528	$158,568
Asia	62,351	62,138	62,976
Europe	3,525	4,131	6,225

Net sales from continuing operations	$218,410	$227,797	$227,769

Inter-segment sales were not significant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

20.	SEGMENT INFORMATION - continued

	2003	2002	2001
Operating income (loss)
North America (principally the U.S.)	$3,239	$4,290	$(18,849)
Asia	2,317	4,543	5,119
Europe	(929)	(876)	(2,033)
Corporate	(10,453)	(5,341)	(5,244)
Shanghai, PRC joint venture	(236)	—	—

Operating income (loss) from continuing operations	$(6,062)	$2,616	$(21,007)

Income (loss) before income taxes and minority interest
North America (principally the U.S.)	$2,214	$2,540	$(20,970)
Asia	4,701	4,916	4,718
Europe	(1,005)	(810)	(1,991)
Corporate	(12,225)	(5,230)	(9,745)
Shanghai, PRC joint venture	(362)	—	—

Income (loss) before income taxes and minority interest from continuing operations	$(6,677)	$1,416	$(27,988)

The operating loss and loss before income tax and minority interest in 2003 included stock-based compensation expenses of $3,901, impairment loss of $78 related to the asset-held-for sale in the Company’s North American operations, transaction cost on purchase of residence from Chairman of $496 and research and development cost of $201.

The income before income tax and minority interest in 2002 included impairment loss of $160 relating to Europe, and $1,230 relating to the Company’s North American operations.

The loss before income taxes and minority interest in 2001 included restructuring costs of $6,356, provision of bad and doubtful debts for Ames Department Stores of $800, settlement of legal cases of $4,575 relating to the North American operations and loss on divestiture of $672 relating to the European operation.

	2003	2002	2001
Interest expenses
North America (principally the U.S.)	$1,084	$1,576	$1,455
Asia	272	257	340
Europe	10	7	11
Corporate	148	126	2,592
Shanghai, PRC joint venture	—	—	—

Interest expenses from continuing operations	$1,514	$1,966	$4,398

The fair value of the warrants interest of $1,372 was recorded as a component of corporate expense in 2001 in the table above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

20.	SEGMENT INFORMATION - continued

	2003	2002	2001
Interest income
North America (principally the U.S.)	$12	$23	$136
Asia	50	33	35
Europe	—	8	3
Corporate	257	264	503
Shanghai, PRC joint venture	—	—	—

Interest income from continuing operations	$319	$328	$677

Assets, at end of year
North America (principally the U.S.)	$57,820	$63,683	$79,397
Asia	40,083	35,155	35,281
Europe	141	1,053	1,648
Corporate	25,390	29,976	4,812
Shanghai, PRC joint venture	9,294	—	—

Assets, at the end of year of continuing operations	$132,728	$129,867	$121,138

Expenditures for property, plant and equipment
North America (principally the U.S.)	$4,464	$2,112	$8,025
Asia	1,981	3,831	775
Europe	175	30	59
Corporate	12,710	1,433	—
Shanghai, PRC joint venture	4,996	—	—

	$24,326	$7,406	$8,859

Depreciation and amortization
North America (principally the U.S.)	$5,519	$4,484	$5,731
Asia	2,133	2,792	2,933
Europe	76	141	320
Corporate	178	179	86
Shanghai, PRC joint venture	14	—	—

Depreciation and amortization from continuing operations	$7,920	$7,596	$9,070

Property, plant and equipment, end of year
North America (principally the U.S.)	$24,998	$19,673	$21,600
Asia	10,625	8,636	7,254
Europe	310	189	—
Corporate	11,868	768	566
Shanghai, PRC joint venture	4,982	—	—

Property, plant and equipment, end of year of continuing operations	$52,783	$29,266	$29,420

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

20.	SEGMENT INFORMATION - continued

A customer of the Company accounted for approximately 18% of the net sales in 2003 (16% in 2002). Accounts receivable from this customer totaled approximated $2,314 of total receivables as of December 31, 2003 ($2,251 in 2002). No single customer accounted for 10% or more of the net sales in 2001.

21.	BUSINESS ACQUISITION

In March 2001, one of the Company’s U.S. subsidiaries acquired the North American assets of Drypers Corporation pursuant to the order of the U.S. Bankruptcy Court based in Houston, Texas for approximately $39,625, including acquisition costs, less working capital adjustments of $3,747. The assets are located in Marion, Ohio; Vancouver, Washington and Houston, Texas and relate to the manufacture and sale of disposable baby diapers and training pants. The acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion 16, “Business Combinations”, and the purchase price was allocated based on the relative fair values of the assets acquired.

The fair value of assets acquired and consideration paid were as follows:

Fair value of tangible assets acquired	$30,670
Fair value of Drypers trademarks, patents and customer relationships	5,208

$35,878

The operating results of the Drypers assets acquired have been included in the Company’s consolidated statements of operations from March 14, 2001, the acquisition date. The unaudited pro forma results of continuing operations of the Company for the years ended December 31, 2001 and 2000, assuming the acquisition occurred at the beginning of each period are as follows:

2001
Net sales	$278,811

Loss from continuing operations	$29,117

Net loss	$27,151

Loss per share from continuing operations	$4.33

Net loss per share	$4.04

The acquisition was financed by existing cash balances of the Company, proceeds from term loans and a revolving credit line (see Notes 11 and 12).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands except shares and per share amounts)

22.	QUARTERLY DATA (UNAUDITED)

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2003
Net sales	$57,646	$51,057	53,445	56,262
Gross profit	13,886	11,940	12,738	15,536
Net loss (1)	(1,238)	(2,991)	(1,918)	(2,533)
Loss per share:
Basic	(0.18)	(0.44)	(0.30)	(0.35)
Diluted (2)	(0.18)	(0.44)	(0.30)	(0.35)
2002
Net sales	$55,538	$55,835	$57,718	$58,706
Gross profit	13,128	14,637	14,586	15,024
Income (loss) from continuing operations (3)	(826)	(108)	106	473
Income from discontinued operations (4)	820	936	781	15,063
Net income (loss) (3 and 4)	(6)	828	887	15,536
Income (loss) per share:
Income (loss) from continuing operations	(0.12)	(0.01)	0.02	0.06
Income from discontinued operations	0.12	0.13	0.11	2.16
Net income (loss) per share	(0.00)	0.12	0.13	2.22

(1)	Net loss includes charges of $213, $1,495, $1,396 and $797 related to stock based compensation expense from the first quarter to fourth quarter of 2003.

(2)	The restricted shares and stock options outstanding at December 31, 2003 have not been included in the computation of diluted earnings per share because to do so would be anti-dilutive for the year ended December 31, 2003.

(3)	Includes impairment loss of $160 on the Company’s U.K. operation in the third quarter, and $654 and $576 on the assets held-for-sale and the Drypers trademarks in the fourth quarter of 2002.

(4)	Includes net gain on disposal of discontinued operations of $14,833 (net of tax of $692) in the fourth quarter of 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

23.	SETTLEMENT OF LEGAL CASES

In February 1995, the Company and its U.S. subsidiary were named as defendants in Action No. 95-19-2-ALB-AMER (WLS) brought by the plaintiffs John M. Tharpe, Robert E. Herrin and R&L Engineering, Inc., a Georgia corporation, (collectively the “Plaintiffs”) in the United States District Court for the Middle District of Georgia. The complaint alleged that the Company, its United States subsidiary and certain European sup. 5,308,345 which relates to a certain process for elasticizing the waistband of disposable diapers, that the Company and its U.S. subsidiary breached a confidentiality agreement with the Plaintiffs by using certain information relating to the waistband applicator disclosed to them in confidence by the Plaintiffs, and theft by the Defendants of the Plaintiffs’ trade secrets concerning the waistband applicator. On March 20, 2002 the United States District Court for the Middle District of Georgia entered a $4,000 judgment in favor of the Plaintiffs. On March 29, 2002 an amended final order and judgment was entered by the United States District Court for the Middle District of Georgia awarding the Plaintiffs $10,400 in actual and increased damages for patent infringement and prejudgment interest on the patent claim. Subsequent to the entering of this final order and judgment, the Company began to negotiate a settlement with the Plaintiffs. On April 9, 2002, the Company entered into a Settlement Agreement with the Plaintiffs. The terms of this Settlement Agreement required the Company to make a lump sum payment of $4,200 to the Plaintiffs no later than April 18, 2002 to settle all asserted claims in the original lawsuit. The $4,200 lump sum payment along with the Plaintiffs filed a “Stipulated Final Order of Dismissal” dismissing with prejudice both the judgment dated March 20, 2002 and the amended final order and judgment dated March 29, 2002. Effective with the filing of the “Stipulated Final Order of Dismissal”, the lawsuit has been settled and the judgments of March 20 and March 29 have been vacated. The Company recorded the $4,200 settlement as a loss on settlement of legal cases in the Company’s consolidated statements of operations for the year ended December 31, 2001.

A claim was made by Ms. Rhonda Tracy, the owner of U.S. Patent No. 5,797,824 for disposable diapers with a padded waistband and leg holes, asserting that the Company has been manufacturing and/or selling diapers which infringe her patent. No lawsuit has been filed against the Company to date. The Company, however, had filed a lawsuit against Ms. Tracy in the U.S. District Court for the Northern District of Georgia for a declaration that her patent is invalid and/or not infringed. The Company settled this claim with Rhonda Tracy on March 15, 2002 for $375. The Company has recorded the $375 as a loss on settlement of legal cases in the Company’s Consolidated Statements of Operations for the year ended December 31, 2001.

The Company is currently not defending itself in any significant litigation matters. Although it cannot be certain, in management’s opinion, none of the legal proceedings in which the Company is currently involved, individually or in the aggregate, is expected to have a material adverse effect on the Company’s business, financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(dollars in thousands)

24.	SUBSEQUENT EVENT

In June 2004, the Company announced the reopening of the Duluth, Georgia facility as a distribution center to reinforce our logistic capabilities by having a Southeastern U.S. location. At the same time the Company announced the closure of the Oconto Falls, Wisconsin adult incontinence facility. This decision is a key part of our strategic plans for 2004 to de-emphasize the Institutional Market sector of our U.S. adult incontinence business.

The Company will continue to focus on and build its successful business in the Retail Market sector. The manufacturing of the adult incontinence products will be consolidated into the Marion, Ohio plant. As a result of the plant closure, the Company estimates that approximately 70 employees will be affected with an estimated $300,000 severance cost. In addition, the Company will revise its estimated useful lifes and net realizable values of property, plant and equipment which will accelerate depreciation by approximately $1 million subsequent to June 2004 through the expected closure in August 2004.

SHAREHOLDER INFORMATION

Annual Meeting

The next annual meeting of shareholders will be held in Jakarta, Indonesia on November 17, 2004 at 10:00 a.m. local time. Notice of the meeting and proxy statement will be mailed to shareholders before the meeting.

Market Information

The Company’s shares are traded on the NASDAQ National Market System under the Symbol DSGIF.

Stock Transfer Agent

Mellon Investor Services LLC

P.O. Box 3315

South Hackensack

New Jersey 07606

U.S.A.

Phone	: 1-800-356 2017
(1) 201-329-8660 (Foreign)
1-800-231-5469 (TDD for Hearing-Impaired)
Website	: www.melloninvestor.com

Independent Registered Public Accounting Firm

Deloitte & Touche LLP

Suite 1500

191 Peachtree St., NE

Atlanta, GA 30303-1924

USA

Principal Executive Office

DSG International Limited

17th Floor, Watson Centre

16-22 Kung Yip Street

Kwai Chung

Hong Kong

Phone	: (852) 2484-4820

Form 20-F

The Company’s 2003 report to the Securities and Exchange Commission on Form 20-F provides additional details about the Company’s business as well as other financial information not included in this annual report. A copy of this report is available to shareholders upon written request to the Company’s Principal Executive Office.

DSG COMPANIES

Asia

Disposable Soft Goods Limited

17/F Watson Centre

16-22 Kung Yip Street

Kwai Chung, N T

Hong Kong

Telephone	: (852) 2427 6951
Facsimile	: (852) 2480 4491

Disposable Soft Goods (S) Pte Limited

No. 1, Joo Koon Crescent

4th Floor, Yeow Heng Industrial Building

Singapore 629087

Telephone	: (65) 6861 9155
Facsimile	: (65) 6861 9313

Disposable Soft Goods (Zhongshan) Limited

Jin Chang Road

Jin Sha Industrial Zone

Shalang, Zhongshan, Guangdong

People’s Republic of China

Postal Code	: 528411
Telephone	: (86) 760-855 9866
Facsimile	: (86) 760-855 8794

DSG International (Thailand) Limited

835 Moo 4 Prakasa

Muang

Samutprakarn 10280

Thailand

Telephone	: (66) 2-709 4153
Facsimile	: (66) 2-709 3884

PT DSG Surya Mas Indonesia

Jl. Pancatama Raya Kav. 18

Desa Leuwilimus, Cikande

Serang, Jawa Barat

Indonesia

Telephone	: (62) 254-400 934
Facsimile	: (62) 254-400 939

DSG (Malaysia) Sdn Bhd

Lot 542, Jalan Subang 2

Sg Penaga Industrial Park

47500 Subang Jaya, Selangor Darul Ehsan

Malaysia

Telephone	: (60) 3-8023 1833
Facsimile	: (60) 3-8024 9033

North America

Associated Hygienic Products LLC

4455 River Green Parkway

Duluth, GA 30096

U.S.A.

Telephone	: (1) 770-497 9800
Facsimile	: (1) 770-623 8887

Associated Hygienic Products Inc.

205 E. Highland Drive

Oconto Falls, WI 54154

U.S.A.

Telephone	: (1) 920-846 8444
Facsimile	: (1) 920-846 3026

AHP Holdings, L.P.

2805 Peachtree Industrial Blvd.

Suite 211

Duluth, GA 30097

U.S.A.

Telephone	: (1) 678-957 9989
Facsimile	: (1) 678-957 9985

Europe

Disposable Soft Goods (UK) Plc

Boythorpe Works

Derbyshire

Chesterfield, S40 2PH

U.K.

Telephone	: (44) 1246-221 228
Facsimile	: (44) 1246-274 773

DSG International Limited

Principal Executive Office

17/F Watson Centre

16-22 Kung Yip Street

Kwai Chung, N T

Hong Kong

Telephone	: (852) 2484 4820
Facsimile	: (852) 2480 4491